CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Exhibit 10.20

$95,000,000

CREDIT AGREEMENT

among

HARBOR HYDRO I, LLC,

as Borrower,

the Several Lenders from Time to Time Party Hereto,

ING CAPITAL LLC,

as Administrative Agent,

and

the DSRA L/C Issuing Banks from Time to Time Party Hereto

Dated as of August 18, 2016

ING CAPITAL LLC,

as Lead Arranger and Bookrunner

$95,000,000 Term Facility

Harbor Hydro I Credit Agreement

i

Harbor Hydro I Credit Agreement

4.10	Taxes	59
4.11	Federal Reserve Regulations	59
4.12	ERISA	60
4.13	Investment Company Act; Other Regulations	60
4.14	Capitalization; Subsidiaries	61
4.15	Use of Proceeds	61
4.16	Accuracy of Information, Etc.	61
4.17	Security Documents	62
4.18	Solvency	62
4.19	Project Required Insurance	62
4.20	Regulation T and Regulation U	62
4.21	AML Laws; Anti-Corruption Laws and Sanctions; Anti-Terrorism Laws	62
4.22	Lines of Business	63

SECTION 5. CONDITIONS PRECEDENT		63

5.1	Conditions to Closing Date	63
5.2	Conditions to Each Subsequent Extension of Credit	66

SECTION 6. AFFIRMATIVE COVENANTS		66

6.1	Financial Statements	66
6.2	Certificates; Other Information	67
6.3	Maintenance of Existence; Compliance; Taxes; Payment Obligations	68
6.4	Insurance	68
6.5	Inspection of Property; Books and Records; Discussions	69
6.6	Notices	69
6.7	Interest Rate Protection	70
6.8	Additional Collateral, Etc.	70
6.9	Use of Proceeds	71
6.10	Separateness	71
6.11	Compliance with Sanctioned Persons and Anti-Terrorism Laws	71
6.12	Distributions from the Project Company	72
6.13	Target Debt Balance Reduction or Increase	72

SECTION 7. NEGATIVE COVENANTS		73

7.1	Indebtedness	73
7.2	Liens	73
7.3	Fundamental Changes	74
7.4	Disposition of Property	74
7.5	Restricted Payments	75
7.6	Investments	75
7.7	Transactions with Affiliates	76
7.8	Speculative Transactions	76
7.9	Changes in Fiscal Periods; Accounting Policies	76
7.10	Permitted Activities	76

Harbor Hydro I Credit Agreement

7.11	Partnerships, Formation of Subsidiaries, Etc	77
7.12	Maintenance of Accounts	77
7.13	Tax Elections	77
7.14	Margin Stock	77
7.15	Use of Proceeds	77
7.16	Organizational Documents	77
7.17	Additional Senior Notes; Refinancing of the Project Company Notes; Amendment, Modification, Consent or Waiver under the ProjectCo Note Purchase Agreement	77
7.18	Indebtedness of the Project Company	78
7.19	Indebtedness of the Subsidiaries of the Borrower Other Than the Project Company	80
7.20	Transactions with Affiliates	80
7.21	Prohibition on Fundamental Changes; Line of Business	80
7.22	Tax Elections of the Borrower’s Subsidiaries	81

SECTION 8. EVENTS OF DEFAULT		81

SECTION 9. THE AGENTS		85

9.1	Appointment of the Administrative Agent	85
9.2	Delegation of Duties	86
9.3	Exculpatory Provisions	86
9.4	Reliance by Administrative Agent	86
9.5	Notice of Default	87
9.6	Non-Reliance on Administrative Agent and Other Lenders	87
9.7	Indemnification	88
9.8	Administrative Agent in Its Individual Capacity	88
9.9	Successor Administrative Agent	88
9.10	Removal of Administrative Agent	89
9.11	Lead Arranger and Bookrunner	89
9.12	Appointment of Collateral Agent	90
9.13	Reliance Letters	90

SECTION 10. MISCELLANEOUS		90

10.1	Amendments and Waivers	90
10.2	Notices	94
10.3	No Waiver; Cumulative Remedies	95
10.4	Survival of Representations and Warranties	95
10.5	Payment of Expenses and Taxes	95
10.6	Successors and Assigns; Participations and Assignments	96
10.7	Adjustments; Set-off	101
10.8	Counterparts	102
10.9	Severability	102
10.10	Integration	102
10.11	GOVERNING LAW	102

Harbor Hydro I Credit Agreement

10.12	Submission To Jurisdiction; Waivers	102
10.13	Acknowledgement	103
10.14	Releases of Liens	103
10.15	Confidentiality	103
10.16	WAIVERS OF JURY TRIAL	104
10.17	USA Patriot Act	104
10.18	Scope of Liability	104
10.19	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	105

SCHEDULES:

1.1A	Term Commitments
1.1B	DSRA L/C Commitment
2.7(c)	Target Debt Balance
4.14(a)	Ownership Structure
4.14(b)	Subsidiaries
4.21	AML Laws, Anti-Corruption Laws and Sanctions Disclosures
7.7	Affiliate Transactions
10.6	Voting Participants

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Collateral Agency Agreement
C	Form of Security Agreement
D-1	Form of Exemption Certificate (Foreign Non Partnership Lenders)
D-2	Form of Exemption Certificate (Foreign Partnership Lenders)
E-1	Form of Officer’s Certificate
E-2	Form of Secretary’s Certificate
F	Form of Insurance Broker’s Closing Date Certificate
G	Form of DSRA L/C Credit Extension Request
H	Form of Borrowing Notice
I	Form of Facility Increase Joinder Agreement

Harbor Hydro I Credit Agreement

CREDIT AGREEMENT (this “Agreement”), dated as of August 18, 2016, among HARBOR HYDRO I, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders (the “Lenders”), ING CAPITAL LLC, as a DSRA L/C Issuing Bank (as defined below) and ING CAPITAL LLC, as administrative agent for the Financing Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, Seneca Generation, LLC, a Delaware limited liability company (“Seneca” or the “Project Company”), is a wholly-owned indirect subsidiary of the Borrower;

WHEREAS, Seneca is a party to that certain Note Purchase Agreement, dated as of April 27, 2016 (the “ProjectCo Note Purchase Agreement”) by and among Seneca and the several insurance companies and other financial institutions or entities from time to time party thereto as purchasers;

WHEREAS, the Borrower has requested that the Lenders provide the Term Facility (as hereinafter defined) in order to, among other things, (a) fund a distribution to the Parent (the “Closing Date Distribution”) and (b) pay transaction costs, fees and expenses incurred in connection with the Facilities (as hereinafter defined), and the Lenders are willing to provide the Term Facility on the terms and subject to the conditions set forth herein;

WHEREAS, the Borrower has also requested that the DSRA L/C Issuing Banks issue letters of credit under the DSRA L/C Facility to fund the Debt Service Reserve Account (as hereinafter defined), and the DSRA L/C Issuing Banks are willing to provide such letters of credit on the terms and subject to the conditions set forth herein; and

WHEREAS, the Loan Parties (as hereinafter defined) have agreed to secure all of the Obligations (as hereinafter defined) by granting to the Collateral Agent (as hereinafter defined), for the benefit of the Secured Parties (as hereinafter defined), a first priority lien on the Collateral (as hereinafter defined).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including in the preamble and recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

Harbor Hydro I Credit Agreement

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time, (b) the sum of (i) the Federal Funds Effective Rate in effect on such day plus (ii) 0.50%, (c) the sum of (i) the Eurodollar Rate for a one-month interest period commencing on such day plus (ii) 1.00%, and (d) 0.00%. Any change in the ABR due to a change in the rate announced by the Administrative Agent as its prime or base commercial lending rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the rate announced by the Administrative Agent as its prime or base commercial lending rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Additional DSRA L/C Commitments” means DSRA L/C Commitments provided pursuant to the Facility Increase in accordance with Section 3.2.

“Additional DSRA L/C Issuing Bank” means a Person that is an Eligible Assignee and that becomes a DSRA L/C Issuing Bank and provides a DSRA L/C Commitment comprising all or a portion of the Facility Increase, in each case, pursuant to Section 3.2 and a Facility Increase Joinder Agreement.

“Additional DSRA L/C Lender” means a Person that is an Eligible Assignee and that becomes a DSRA L/C Lender and provides a DSRA L/C Commitment comprising all or a portion of the Facility Increase, in each case, pursuant to Section 3.2 and a Facility Increase Joinder Agreement.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Agent Account”: an account designated by the Administrative Agent from time to time.

“Affiliate”: at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person; provided that each Person that is managed or advised by IFM Investors Pty Ltd shall be deemed to be an Affiliate of IFM Investors Pty Ltd and each other Person that is managed or advised by IFM Investors Pty Ltd.

“Affiliated Debt Fund”: any Affiliate of the Parent (other than the Borrower or any of its Subsidiaries) that is a bona fide diversified debt fund either (i) with information barriers in place restricting the sharing of investment-related and other information between it and the Parent or (ii) whose managers have fiduciary duties to the investors of such fund independent of their fiduciary duties to the investors in the Parent and with information barriers in place restricting the sharing of investment-related and other information between such managers and the Parent; provided, that Parent does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of any such fund. For the purposes of the Loan Documents, each of Luminus Energy Partners Master Fund, Ltd, Luminus Energy Partners QP, L.P., Luminus Special Opportunities I Master Fund Ltd, Luminus Special Opportunities I PIE, L.P., Luminus Special Opportunities I Onshore, L.P. and Vega Asset Partners, L.P. shall be deemed to be an Affiliated Debt Fund meeting the conditions set forth in sub-clauses (i) or (ii) above.

“Affiliated Lender Claim”: as defined in Section 10.1(f).

Harbor Hydro I Credit Agreement

“Affiliated Lenders”: collectively, the Parent and its Affiliates (other than the Loan Parties, any of their Subsidiaries or any Affiliated Debt Fund).

“Agent”: the Collateral Agent and/or the Administrative Agent, as the context may require.

“Agent Indemnitee”: as defined in Section 9.7(a).

“Aggregate Exposure”: with respect to any Lender at any time (a) prior to the Closing Date, the aggregate of such Lender’s Commitments at such time and (b) from and after the Closing Date, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans plus (ii) the amount of such Lender’s DSRA L/C Commitment then in effect or, if the DSRA L/C Commitments have been terminated, the amount of such Lender’s DSRA L/C Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“AML Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Borrower’s Subsidiaries or any Loan Party from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Borrower’s Subsidiaries or any Loan Party from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws”: any federal laws of the United States relating to terrorism or money laundering, including but not limited to, Executive Order 13224, the Patriot Act and the regulations administered by OFAC, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), and the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.).

“Applicable Margin”: with respect to any Facility, from and including the Closing Date, (i) 3.50% per annum for ABR Loans and (ii) 4.50% per annum for Eurodollar Loans.

“Approved Fund”: as defined in Section 10.6(b).

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption substantially in the form of Exhibit A.

“Auto-Renewal Letter of Credit”: has the meaning specified in Section 3.1(b)(iii).

Harbor Hydro I Credit Agreement

“Available Amount”: with respect to any Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Available DSRA L/C Commitment”: as to any DSRA L/C Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s DSRA L/C Commitments then in effect over (b) such Lender’s DSRA L/C Extensions of Credit outstanding as of any date of determination.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event of Default”: the occurrence of the event specified in Section 8(f) in respect of the Borrower.

“Bankruptcy Proceedings”: as defined in Section 10.1(f).

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: a Notice of Borrowing substantially in the form of Exhibit H.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are or the Administrative Agent is authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal of and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Capital Lease”: at any time, a lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, provided, that obligations that are recharacterized as capital leases due to a change in GAAP after the date hereof shall not be treated as capital leases for any purpose under this Agreement.

Harbor Hydro I Credit Agreement

“Capital Lease Obligation”: with respect to any Person, the obligations of such Person to pay rent or other amounts under a Capital Lease, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateralized”: with respect to any Letter of Credit, the deposit by the Borrower of cash in a cash collateral account opened by the Administrative Agent in an amount at all times equal to 102.5% of the Available Amount of such Letter of Credit on terms and conditions reasonably satisfactory to the Administrative Agent and the applicable DSRA L/C Issuing Bank issuing such Letter of Credit. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: any of the following:

(a) dollars;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing not more than one year from the date of acquisition thereof;

(c) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of A+ or higher from S&P or A1 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with any domestic office of any commercial bank organized under the laws of the United States or any state thereof that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has a Tier 1 capital ratio (as defined in such regulations) of not less than 10%;

(e) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(f) demand deposits, including interest bearing money market accounts, time deposits, trust funds, trust accounts, overnight bank deposits, interest-bearing deposits, and certificates of deposit or bankers acceptances of depository institutions, issued or offered by any domestic office of any commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than $1,000,000,000;

Harbor Hydro I Credit Agreement

(g) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria of clause (d) or (f) above;

(h) repurchase and reverse repurchase agreements collateralized with government securities of the type referred to in clause (b) or (c) above; or

(i) investments in money market mutual funds having a rating in the highest investment category granted thereby from S&P or Moody’s.

“Cash Flow Available for Debt Service”: for any period, without duplication, Revenues (other than those described in clause (a) of the definition thereof) plus “Cash Flow Available for Debt Service” (as defined in the ProjectCo Note Purchase Agreement) earned during such period.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof (but excluding proposals thereof) by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) (but excluding proposals thereof) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control”:

(a) the Designated Holders, in the aggregate, shall fail to own directly or indirectly, beneficially and of record, Equity Interests of the Pledgor representing at least 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Pledgor (on a fully diluted basis); provided, that no Change of Control shall occur if the Designated Holders, in the aggregate, own directly or indirectly, beneficially and of record, Equity Interests of the Pledgor representing a lower percentage (but in no event less than 35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Pledgor (on a fully diluted basis) so long as the Designated Holders maintain the right to direct the day to day operations of the Project; provided, further, that no Change of Control shall be deemed to have occurred in the circumstances set forth in this clause (a) if the Person other than the Designated Holders maintaining such interests in the Pledgor is a Qualified Owner;

Harbor Hydro I Credit Agreement

(b) the Designated Holders, in the aggregate, shall fail to own directly or indirectly, beneficially and of record, Equity Interests of the Pledgor representing a percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Pledgor (on a fully diluted basis) greater than the percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Pledgor (on a fully diluted basis) then held, directly or indirectly, beneficially and of record, by any other person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act); provided, that no Change of Control shall be deemed to have occurred in the circumstances set forth in this clause (b) if the Person other than the Designated Holders maintaining such interests in the Pledgor is a Qualified Owner;

(c) at any time, the Pledgor shall fail to beneficially and of record own and control directly 100% of the economic and voting Equity Interests of the Borrower (on a fully diluted basis) or such Equity Interests shall not be subject to the Lien of the Security Documents;

(d) at any time, the ProjectCo Pledgor shall fail to beneficially and of record own and control directly 100% of the economic and voting Equity Interests of the Project Company (on a fully diluted basis); and

(e) at any time, the Borrower shall fail to beneficially and of record own and control directly 100% of the economic and voting Equity Interests of the ProjectCo Pledgor (on a fully diluted basis) or such Equity Interests shall not be subject to the Lien of the Security Documents; provided that such failure by the Borrower shall not be a Change of Control if it is a result of a Disposition permitted by Section 7.3.

“Closing Date”: the date on which each of the conditions precedent under Section 5.1 have been satisfied or waived in accordance with the terms of this Agreement.

“Closing Date Distribution”: as defined in the recitals.

“CoBank Service Share” : a single, fully paid and non-assessable share of common stock in CoBank, ACB with a par value of $100.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: the membership interests of the Borrower and all assets of the Borrower (other than the Unsecured Accounts), now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agency Agreement”: the Collateral Agency, Intercreditor and Accounts Agreement, dated the date hereof, among the Borrower, the Collateral Agent, the Depositary Bank and each other Secured Party from time to time party thereto, substantially in the form of Exhibit B.

“Collateral Agent”: as defined in the preamble hereto.

“Commitment”: as to (a) any Term Lender, its Term Commitment and (b) any DSRA L/C Lender or any DSRA L/C Issuing Bank, its DSRA L/C Commitment.

Harbor Hydro I Credit Agreement

“Commitment Fee Rate”: with respect to the DSRA L/C Facility, 0.625% per annum.

“Commodity Hedge and Power Sales Agreement”: any agreement (including each confirmation entered into pursuant to any master agreement or similar agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, credit sleeve, power and/or capacity purchase and sale agreement (including, but not limited to, any physical call option and any heat rate option), fuel purchase and sale agreement, emissions credit purchase and sale agreement, REC purchase and sale agreements, power transmission agreement, netting agreement or similar agreement entered into in respect of any commodity (but excluding any Energy Management Agreements), and any agreement (including, but not limited to, any guarantee, credit sleeve or similar arrangement) providing for credit support for any of the foregoing.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Comparable Project”: one or more hydroelectric generating facilities that are of a size substantially similar to or greater than 400MW.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.14, 2.15, 2.16 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the beneficial ownership (within the meaning of Rule 13d-5 of the Exchange Act), directly or indirectly, of at least 50.0% of the aggregate voting ownership interest of a Person; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Harbor Hydro I Credit Agreement

“Debt Service”: for any period, the sum of the following: (a) Interest Charges for such period and (b) all scheduled payments of principal in respect of the Term Loans paid or payable during such period (if any) plus “Debt Service” (as defined in the ProjectCo Note Purchase Agreement) for such period.

“Debt Service Coverage Ratio”: for any period, the ratio of (a) Cash Flow Available for Debt Service for such period to (b) Debt Service for such period.

“Debt Service Reserve”: a debt service reserve in the Debt Service Reserve Account.

“Debt Service Reserve Account”: any account established in the name of the Borrower pursuant to the Collateral Agency Agreement to satisfy the Debt Service Reserve.

“Debt Service Reserve Required Amount”: an amount equal to the aggregate scheduled principal amortization payment, interest and fees (taking into account any payments projected to be made or received by the Borrower under any Interest Rate Hedging Agreements) under the Facilities for the following six-month period.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.19(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within five Business Days (in the case of a Term Lender) or two Business Days (in the case of a DSRA L/C Lender) of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any DSRA L/C Issuing Bank or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due; (b) has notified the Borrower, the Administrative Agent or any DSRA L/C Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (d) at any time after the date of this Agreement, has, or has a direct or indirect parent company that has, (i) become the subject of a public proceeding under any Debtor Relief Law applicable to it, (ii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or national

Harbor Hydro I Credit Agreement

regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clause (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each DSRA L/C Issuing Bank and each Lender.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including any demand, time, savings, passbook or like account maintained with a bank.

“Depositary Bank”: The Bank of New York Mellon, together with any of its successors, in its capacity as depositary bank.

“Designated Holders”: any of LS Power Associates, L.P., LS Power Development, LLC, LS Power Equity Partners II, L.P., LS Power Equity Partners III, L.P., LS Power Equity Partners II PIE, L.P. or any other fund or entity directly or indirectly managed and/or controlled by LS Power Development, LLC (excluding any Affiliated Debt Fund).

“Disposition”: with respect to any property or asset, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution Conditions”: with respect to any withdrawal, transfer, payment or distribution of funds on deposit in, or credited to, the Distribution Reserve Account, to the Unsecured Accounts, Parent or any of its Affiliates, (a) no Default or Event of Default shall have occurred and be continuing; (b) the Debt Service Reserve Account is funded (including through the posting of a Letter of Credit to such account) in an amount equal to not less than the Debt Service Reserve Required Amount; (c) the Debt Service Coverage Ratio for the period of four consecutive fiscal quarters of the Borrower then most recently ended (or, in respect of the Distribution Conditions applicable to any such withdrawal, transfer, payment or distribution made on, or within 30 Business Days after, the January 31, 2017 Repayment Date pursuant to Section 3.03(e)(ii) of the Collateral Agency Agreement or Section 7.5(c), the average Debt Service Coverage Ratio for the two fiscal quarters of the Borrower ending September 30, 2016 and December 31, 2016) is at least 1.20:1.00, and (d) no DSRA L/C Loans or DSRA L/C Advances are then outstanding; provided that, for the avoidance of doubt, no Distribution Conditions shall apply to any withdrawals, payments, transfers or distributions from the Unsecured Accounts.

“Distribution Reserve Account”: as defined in the Collateral Agency Agreement.

“Dollars” and “$”: dollars in lawful currency of the United States.

Harbor Hydro I Credit Agreement

“DSRA L/C Advance”: as to any DSRA L/C Lender, such DSRA L/C Lender’s funding of its participation in any DSRA L/C Unreimbursed Drawing in accordance with its DSRA L/C Percentage.

“DSRA L/C Application”: an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable DSRA L/C Issuing Bank, together with a request for DSRA L/C Credit Extension substantially in the form of Exhibit G (or such other form as the Administrative Agent and the applicable DSRA L/C Issuing Bank may approve).

“DSRA L/C Commitment”: with respect to any DSRA L/C Issuing Bank or DSRA L/C Lender, such DSRA L/C Issuing Bank’s or DSRA L/C Lender’s obligation to issue or participate, as applicable, in the Letters of Credit pursuant to Section 3.1 in an aggregate amount not to exceed the amount set forth in Schedule 1.1B under the heading “DSRA L/C Commitment” opposite such DSRA L/C Issuing Bank’s or such DSRA L/C Lender’s name or in the Assignment and Assumption or Facility Increase Joinder Agreement pursuant to which such DSRA L/C Issuing Bank or DSRA L/C Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“DSRA L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“DSRA L/C Documents”: as to any Letter of Credit, each DSRA L/C Application and any other document, agreement and instrument entered into by the applicable DSRA L/C Issuing Bank and the Borrower or in favor of such DSRA L/C Issuing Bank and relating to such Letter of Credit.

“DSRA L/C Expiration Date”: the day that is five Business Days prior to the DSRA L/C Termination Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“DSRA L/C Extensions of Credit”: as to any DSRA L/C Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of DSRA L/C Loans held by such Lender then outstanding plus (b) such Lender’s DSRA L/C Percentage of the outstanding DSRA L/C Obligations at such time.

“DSRA L/C Facility”: as defined in the definition of “Facility”.

“DSRA L/C Fee”: has the meaning specified in Section 2.4(c).

“DSRA L/C Issuing Bank”: ING Capital LLC, as issuer of the Letters of Credit, and its successors in such capacity and any Additional DSRA L/C Issuing Bank and its successors in such capacity.

“DSRA L/C Lender”: each Lender that has a DSRA L/C Commitment or that holds DSRA L/C Loans and any Additional DSRA L/C Lender, which DSRA L/C Lenders shall, on the Closing Date, be either a DSRA L/C Issuing Bank or an Affiliate of a DSRA L/C Issuing Bank.

Harbor Hydro I Credit Agreement

“DSRA L/C Loans”: as defined in Section 3.1(c)(ii).

“DSRA L/C Obligations”: as of any date of determination, the aggregate Available Amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all DSRA L/C Unreimbursed Drawings.

“DSRA L/C Percentage”: as to any DSRA L/C Lender at any time, the percentage which such DSRA L/C Lender’s DSRA L/C Commitment then constitutes of the Total DSRA L/C Commitments or, at any time after the DSRA L/C Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such DSRA L/C Lender’s DSRA L/C Extensions of Credit then outstanding constitutes of the aggregate principal amount of all DSRA L/C Extensions of Credit of all DSRA L/C Lenders then outstanding; provided, that in the event that the DSRA L/C Loans are paid in full prior to the reduction to zero of the Total Extensions of Credit, the DSRA L/C Percentages shall be determined in a manner designed to ensure that the other outstanding DSRA L/C Extensions of Credit shall be held by the DSRA L/C Lenders on a pro rata basis.

“DSRA L/C Termination Date”: the Scheduled Termination Date.

“DSRA L/C Unreimbursed Drawing”: an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by the Borrower on the date due.

“EDF”: EDF Trading North America, LLC, a Texas limited liability company.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: (a) any Lender or DSRA L/C Issuing Bank, any Affiliate thereof and any Approved Fund (any two or more Approved Funds related to the same Lender being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company or other Person (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course of business and (c) any Affiliated Lender or any Affiliated Debt Fund; provided that in no event shall the Pledgor, the Borrower or any Subsidiary of the Borrower constitute an Eligible Assignee.

Harbor Hydro I Credit Agreement

“Energy Management Agreement”: (i) that certain Energy Management Agreement, dated February 12, 2014, between EDF and the Project Company, as amended, restated, modified or supplemented from time to time and (ii) any other agreement (including any amendments to the foregoing agreements) providing for marketing, trading and sales of fuel, power and other energy-related products and services including energy and risk management services relating thereto.

“Engineering Consultant”: Leidos Engineering, LLC or another nationally recognized engineering consultant selected by the Administrative Agent and reasonably acceptable to the Borrower.

“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health and safety or the environment, as now or may at any time hereafter be in effect.

“Equity Interests”: with respect to any Person, any and all shares, interests, participations or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for Eurocurrency funding (referred to as “Eurocurrency Liabilities” in Regulation D of the Board as of the date hereof) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to an Interest Period for Eurodollar Loans, (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen (or any successor thereto) which displays an average ICE Benchmark Limited Interest Settlement Rate (such page currently being the LIBOR01 page) (or any successor rate thereto if ICE Benchmark Limited is no longer making such rate available) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on the second full Business Day next preceding the first day of each Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an

Harbor Hydro I Credit Agreement

average ICE Benchmark Limited Interest Settlement Rate (or any successor rate thereto if ICE Benchmark Limited is no longer making such rate available) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such day or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by the principal London office of the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Eurodollar Loans of the Administrative Agent in its capacity as a Lender for which the Eurodollar Base Rate is then being determined with maturities comparable to such period as of approximately 11:00 A.M. (London, England time) on such day; provided, that at no time shall the Eurodollar Base Rate be deemed to be less than 0% per annum.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility where the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Distribution Amount”: on any Repayment Date of determination, an amount equal to the lesser of (a) the amount of Excess Cash Flow remaining after making the prepayment contemplated by Section 2.7(c)(i) hereof on such date and (b) twenty-five percent (25%) of the total amount of Excess Cash Flow on such date immediately prior to giving effect to the prepayment to be made pursuant to Section 2.7(c)(i) on such date.

“Excess Cash Flow”: as of any date of determination, the amount of funds on deposit in, or credited to, the Revenue Account as of such date of determination after giving effect to any withdrawals or transfers from the Revenue Account pursuant to priorities first through fifth of Sections 3.03(a)(i) through (v) of the Collateral Agency Agreement on such date.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Assets”: as defined in the Security Agreement.

Harbor Hydro I Credit Agreement

“Facility”: each of (a) the Term Commitments and the Term Loans made hereunder (the “Term Facility”) and (b) the DSRA L/C Commitments, the DSRA L/C Loans made and the DSRA L/C Obligations incurred hereunder (the “DSRA L/C Facility”).

“Facility Increase”: as defined in Section 3.2.

“Facility Increase Joinder Agreement”: as defined in Section 3.2.

“Farm Credit Lender”: federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as the same may be amended or supplemented from time to time.

“FATCA”: Sections 1471 through 1474 of the Code as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements entered into thereunder (and any foreign legislation implemented to give effect to such intergovernmental agreements) and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters”: the Fee Letter, dated as of the date hereof, between the Borrower and ING Capital LLC and all other Fee Letters, dated as of the date hereof, between the Borrower and each of the Lenders party hereto on the date hereof.

“Fee Payment Date”: (a) the last Business Day in each of January, April, July and October and (b) the DSRA L/C Termination Date.

“FERC”: Federal Energy Regulatory Commission or any successor agency.

“Financing Party”: the Lenders and the DSRA L/C Issuing Banks.

“FPA”: the Federal Power Act, as amended.

“Fronting Exposure”: at any time there is a Defaulting Lender, with respect to any DSRA L/C Issuing Bank, such Defaulting Lender’s DSRA L/C Percentage of the DSRA L/C Obligations in respect of outstanding Letters of Credit issued by such DSRA L/C Issuing Bank other than DSRA L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other DSRA L/C Lenders pursuant to Section 2.19(g).

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower, any DSRA L/C Issuing Bank and the Lenders.

Harbor Hydro I Credit Agreement

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), any securities exchange, any self-regulatory organization, any applicable regional transmission organization or independent system operator as approved by FERC or the North American Electric Reliability Corporation (or any applicable regional entity thereof).

“Guarantee”: of or by any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term Guarantee shall not include (A) endorsements of instruments for deposit or collection in the ordinary course of business or (B) Performance Guarantees issued in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“HoldCo Financial Model”: as defined in Section 5.1(c).

“Holders”: the Persons holding the Project Company Notes from time to time.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) all Indebtedness for Borrowed Money of such Person;

Harbor Hydro I Credit Agreement

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d) the obligations under all Swap Agreements of such Person; and

(e) any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof;

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Indebtedness for Borrowed Money”: of any Person, at any date of determination, the sum, without duplication, of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person at such date, and (b) all obligations of such Person under acceptance, letter of credit or similar facilities at such date. For the avoidance of doubt, Indebtedness for Borrowed Money shall not include any Purchase Money Indebtedness or Capital Lease Obligations and shall include the Facilities (solely in the case of Indebtedness for Borrowed Money of the Borrower) and the Project Company Notes (solely in the case of Indebtedness for Borrowed Money of the Project Company).

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Independent Consultants”: the collective reference to the Insurance Consultant, the Power Market Consultant and the Engineering Consultant.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Insurance Consultant”: Moore McNeil, LLC or another nationally recognized insurance consultant selected by the Administrative Agent and reasonably acceptable to the Borrower.

“Intercompany Indebtedness”: as defined in Section 7.1(b)

Harbor Hydro I Credit Agreement

“Interest Charges”: with respect to any period, the sum of all scheduled interest and fees in respect of Indebtedness for Borrowed Money of the Borrower during such period, together with all such interest capitalized or deferred during such period.

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each January, April, July and October to occur while such Loan is outstanding and the final maturity date of such Loan (commencing with the last Business Day of January, 2017), (b) as to any Eurodollar Loan, the last day of such Interest Period; provided, that if any Interest Period exceeds three months, the respective dates that fall every three months after the beginning of the Interest Period shall also be Interest Payment Dates and (c) as to any Loan (other than any DSRA L/C Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the DSRA L/C Termination Date (in the case of the DSRA L/C Facility) or beyond the date final payment is due on the Term Loans (in the case of the Term Facility);

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan;

(v) in respect of the Term Loans, the Borrower shall take into account the payment dates under outstanding Interest Rate Hedging Agreements in selecting an Interest Period; and

(vi) the Borrower may request that the initial borrowing of Loans on the Closing Date have an Interest Period ending on January 31, 2017.

Harbor Hydro I Credit Agreement

“Interest Rate Hedging Agreement”: any Swap Agreement entered into by the Borrower in the ordinary course of business and not for speculative purposes in order to effectively cap, collar or exchange interest rates (from floating to fixed rates) with respect to any interest-bearing liability or investment of the Borrower.

“Investment Accounts”: the Securities Accounts and the Deposit Accounts.

“Investments”: as defined in Section 7.6.

“ITC”: investment tax credit under Section 48 of the Code.

“L/C Indemnitee”: as defined in Section 9.7(b).

“Lead Arranger and Bookrunner”: the reference to ING Capital LLC, together with its respective Affiliates, as bookrunner with respect to the Commitments and ING Capital LLC, together with its respective Affiliates, as lead arranger with respect to the Commitments.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to Lenders shall be deemed to include Conduit Lenders.

“Letter of Credit”: any standby letter of credit issued by a DSRA L/C Issuing Bank in accordance with the terms of this Agreement.

“Lien”: with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of Equity Interests, voting trust agreements and all similar arrangements).

“Loan”: any loan made by any Lender pursuant to this Agreement, including any DSRA L/C Advance.

“Loan Documents”: this Agreement, the Security Documents, the Notes, any Facility Increase Joinder Agreement, any other document or instrument mutually designated by the Borrower and the Administrative Agent as a “Loan Document” and any amendment, waiver, restatement, supplement or other modification to any of the foregoing.

“Loan Parties”: the collective reference to the Borrower and the Pledgor.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of (a) the aggregate unpaid principal amount of the Term Loans (or prior to the Closing Date, the Term Commitments), or (b) the Total Extensions of Credit (or prior to any termination in full of the DSRA L/C Commitments, the holders of more than 50% of the Total DSRA L/C Commitments), as the case may be, outstanding under such Facility. The Total DSRA L/C Commitments and Total Extensions of Credit of any Affiliated Debt Fund, Affiliated Lender and Defaulting Lender shall be disregarded in determining Majority Facility Lenders at any time, except as otherwise set forth in Section 2.19.

Harbor Hydro I Credit Agreement

“Mandatory Prepayment Account”: as defined in the Collateral Agency Agreement.

“Market Clearing Price” means the clearing price for capacity for the PJM sub-region that is applicable to the Project in the applicable PJM Reliability Pricing Model Base Residual Capacity Performance Auction.

“Material Adverse Effect”: any event, development or circumstance that has had a material adverse effect on (i) the business, operations, property or condition (financial or otherwise) of the Borrower, (ii) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent, the Collateral Agent, the Lenders and the DSRA L/C Issuing Banks thereunder, or (iii) the ability of the Loan Parties to perform their obligations under the Loan Documents taken as a whole.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgage”: (a) the mortgage delivered by the Project Company under the ProjectCo Note Purchase Agreement and (b) any other mortgage, deed of trust, assignment of leases and rents required to be delivered by the Project Company thereunder.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAES”: NAES Corporation.

“Net Cash Proceeds”: (a) in connection with any Project Company Asset Disposition, Project Company Casualty Event or Project Company Event of Eminent Domain, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, consultants’ fees, investment banking fees, advisory fees, consent fees, regulatory approval fees, amounts required to be applied to the repayment of Indebtedness (including any premium, penalty and interest paid in connection with such payment) secured by a Lien expressly permitted hereunder or under the ProjectCo Note Purchase Agreement on any asset that is the subject of such Project Company Asset Disposition, Project Company Casualty Event or Project Company Event of Eminent Domain (other than any Lien pursuant to a ProjectCo Security Document), other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof by any Loan Party or its direct or indirect beneficial owner, including transactions or deemed transactions effected in order to carry out the related prepayment (after taking into account any available tax credits or deductions and any tax sharing arrangements), in each case (other than taxes) to the extent payable to a Person that is not an Affiliate of any Loan Party or their Subsidiaries, (b) in connection with any incurrence of Indebtedness by the Borrower or the ProjectCo Pledgor, the cash proceeds received by the Borrower or ProjectCo Pledgor, as applicable, from such incurrence, net of attorneys’ fees, accountants’ fees, consultants’ fees, investment banking fees, advisory fees, consent fees, regulatory approval fees, underwriting discounts and commissions, other customary fees and expenses actually incurred in connection therewith, in each case to the extent payable to

Harbor Hydro I Credit Agreement

a Person that is not an Affiliate of a Loan Party or their Subsidiaries and (c) in connection with the incurrence by the Project Company of Indebtedness in respect of “Additional Senior Notes” (as defined in the ProjectCo Note Purchase Agreement) the cash proceeds from such incurrence, (i) net of attorneys’ fees, accountants’ fees, consultants’ fees, investment banking fees, advisory fees, consent fees, regulatory approval fees, underwriting discounts and commissions, other customary fees and expenses actually incurred in connection therewith, in each case to the extent payable to a Person that is not an Affiliate of a Loan Party or their Subsidiaries and (ii) excluding any such proceeds which are to be used (and are either (x) actually used by the Project Company within twelve (12) months after receipt thereof or (y) committed to be used by the Project Company within twelve (12) months after receipt thereof and actually used by the Project Company within eighteen (18) months after receipt thereof) by the Project Company for capital expenditures that are either required by law or determined by the Parent to be in the best interests of the Project.

“Non-Excluded Taxes”: as defined in Section 2.15(a).

“Non-Recourse Persons”: as defined in Section 10.18(a).

“Non-Renewal Notice Date”: has the meaning specified in Section 3.1(b)(iii).

“Non-U.S. Lender”: as defined in Section 2.15(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans, DSRA L/C Advances and Unreimbursed Amounts, including all DSRA L/C Unreimbursed Drawings and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent, any DSRA L/C Issuing Bank or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent, any DSRA L/C Issuing Bank or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Letter of Credit”: as defined in the Collateral Agency Agreement.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise, property, intangible, mortgage recording or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

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“Parent”: LS Power Equity Partners II, L.P., a Delaware limited partnership, or, following an event that would be a Change of Control but for the substitution of a “Qualified Owner” as provided in clause (a) of the definition of “Change of Control,” the entity identified by the Project Company as ‘Parent’ thereafter.

“Participant”: as defined in Section 10.6(c)(i).

“Participant Register”: as defined in Section 10.6(c)(iii).

“Pass-Through Entity”: any entity that is treated as an entity disregarded from its owner for U.S. federal income tax purposes or as a partnership that is not taxable as a corporation for U.S. federal income tax purposes.

“Patriot Act”: as defined in Section 10.17.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Act”: the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Performance Guarantee”: any performance guaranty agreement entered into by the Borrower or any of its Subsidiaries under which such Person (a) guarantees the performance of a Subsidiary of the Borrower under a principal lease, offtake, supply, service, construction, operating or other agreement relating to the Project or (b) is otherwise obligated to provide performance related support in connection with the Project, in each case to the extent such performance guaranty agreement does not guarantee or otherwise relate to Indebtedness for Borrowed Money.

“Permits”: any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required to be obtained from a Governmental Authority.

“Permitted Hedge Counterparty”: any Secured Interest Rate Hedge Provider.

“Permitted Liens”: as defined in Section 7.2.

“Permitted Refinancing Indebtedness”: of any Person, Indebtedness incurred to refinance all or any portion of any other Indebtedness of such Person; provided that:

(a) the aggregate principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness being refinanced (plus all accrued interest on such Indebtedness and the amount of all expenses and premiums incurred by such Person in connection therewith);

Harbor Hydro I Credit Agreement

(b) such Indebtedness has a final maturity date (or require mandatory commitment reduction in full) equal to or later than the date that is the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being refinanced;

(c) if such Person is the Project Company, if such Indebtedness being refinanced is subordinated in right of payment to the Project Company Notes, such Indebtedness remains subordinated in right of payment to the Project Company Notes on terms at least as favorable to the Holders as those contained in the documentation governing such Indebtedness being refinanced;

(d) such Indebtedness is incurred by a Subsidiary of the Borrower; and

(e) such Indebtedness is not secured, or purported to be secured, by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or, if a refinancing of the Project Company Notes or other Secured Pari Indebtedness, such Indebtedness shall not rank higher in right of payment under the ProjectCo Collateral Agency Agreement than the Indebtedness being refinanced.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledgor”: Harbor Hydro Holdings, LLC.

“Power Market Consultant”: Leidos Engineering, LLC or another nationally recognized power market consultant selected by the Administrative Agent and reasonably acceptable to the Borrower.

“Project”: the pumped storage hydroelectric generating facility located on the Allegheny River approximately 9 miles east of Warren, PA.

“Project Company”: as defined in the recitals hereto.

“Project Company Asset Disposition”: any means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers issuances or dispositions that are part of a common plan, of property or other assets (each referred to for purposes of this definition as a “ProjectCo Disposition”) by the Project Company to any Person, other than:

(a) a ProjectCo Disposition of obsolete, damaged, worn out or surplus property, assets or rights (including surplus real property), or property, assets or rights not used or useful in the business of the Project Company and where such property is not otherwise material to the operation of the Project or the business of the Project Company;

Harbor Hydro I Credit Agreement

(b) any ProjectCo Disposition of inventory or other product or byproduct of the business of the Project Company in the ordinary course of business;

(c) sales of (and the granting of any option or other right to purchase, lease or otherwise acquire) power, natural gas, fuel, capacity, emissions credits, RECs, or ancillary services or other inventory in the ordinary course of business;

(d) sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e) leases or subleases of real or personal property in the ordinary course of business not materially interfering with the conduct by the Project Company of its business on or at the property that is the subject of such lease or sublease;

(f) termination or unwinding of Commodity Hedge and Power Sales Agreements;

(g) the liquidation, sale or use of cash and Cash Equivalents; and

(h) from and after the Closing Date, other sales or transfers on an arm’s-length basis for cash consideration having a fair market value not to exceed (i) $5,000,000 in any fiscal year and (ii) $15,000,000 in the aggregate for all such sales or transfers for the period from the Closing Date until April 27, 2026; provided, that such sale or transfer is not reasonably expected to materially and adversely affect the operation and maintenance of the Project.

“Project Company Casualty Event”: an event that causes any of the ProjectCo Collateral (in whole or in part) to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than ordinary use and wear and tear.

“Project Company Event of Eminent Domain”: any compulsory transfer, seizure or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any material part of the ProjectCo Collateral or any of the property subject to a Mortgage, by any agency, department, authority, commission, board, instrumentality or political subdivision of the Commonwealth of Pennsylvania, the United States or another Governmental Authority having jurisdiction.

“Project Company Notes”: the Notes under, and as defined in, the ProjectCo Note Purchase Agreement.

“Project Required Insurance” means the insurance required to be maintained by the Project Company under the ProjectCo Note Purchase Agreement.

“Project Subsidies”: any ITCs available to the Project Company.

“ProjectCo Collateral”: all property that, in accordance with the terms of the ProjectCo Security Documents, is intended to be subject to any Lien in favor of the ProjectCo Collateral Agent, acting on behalf of and for the benefit of the ProjectCo Secured Parties (or any sub-agent or other Person acting for or on behalf of the ProjectCo Secured Parties).

Harbor Hydro I Credit Agreement

“ProjectCo Collateral Agency Agreement”: that certain Collateral Agency, Intercreditor and Accounts Agreement, dated as of April 27, 2016, among the Project Company, the Holders, the ProjectCo Collateral Agent, the ProjectCo Depositary Bank and the ProjectCo Secured Parties party thereto from time to time, as amended, revised, supplemented or otherwise modified from time to time.

“ProjectCo Collateral Agent”: The Bank of New York Mellon solely in its capacity as collateral agent under the ProjectCo Collateral Agency Agreement, and its successors and assigns.

“ProjectCo Depositary Bank”: The Bank of New York Mellon solely in its capacity as depositary bank under the ProjectCo Collateral Agency Agreement, and its successors and assigns.

“ProjectCo Distribution Reserve Account”: has the meaning given to the term “Distribution Reserve Account” under the ProjectCo Collateral Agency Agreement.

“ProjectCo Financing Documents”: the ProjectCo Note Purchase Agreement (including any “Supplements” as defined thereunder), the ProjectCo Security Documents and the Project Company Notes.

“ProjectCo Intercompany Indebtedness”: means the “Intercompany Indebtedness” under, and as defined in the ProjectCo Note Purchase Agreement.

“ProjectCo Note Purchase Agreement”: is defined in the recitals.

“ProjectCo Pledgor”: Seneca Generation Holdings, LLC.

“ProjectCo Revenue Account”: has the meaning given to the term “Revenue Account” under the ProjectCo Collateral Agency Agreement.

“ProjectCo Secured Parties”: collectively, the ProjectCo Collateral Agent and the Persons that have extended, or that are obligated to extend, financial accommodations to the Project Company pursuant to the ProjectCo Financing Documents, including, without limitation, the Holders.

“ProjectCo Security Agreement”: that certain Pledge and Security Agreement, dated as of April 27, 2016, made by the Project Company and ProjectCo Pledgor in favor of the Collateral Agent, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“ProjectCo Security Documents”: collectively, the ProjectCo Security Agreement, the ProjectCo Collateral Agency Agreement, the Mortgage and each other security agreement, pledge agreement or mortgage executed and delivered to secure the Project Company Notes.

“ProjectCo Terms of Subordination”: means the “Terms of Subordination” under, and as defined in the ProjectCo Note Purchase Agreement.

Harbor Hydro I Credit Agreement

“Projections”: as defined in Section 5.1(c).

“Prudent Industry Practices”: those practices, methods, techniques, specifications and standards of safety and performance, as they may be modified from time to time, that (a) are generally accepted in the electric generating and transmission industry as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair or use of electric generating and transmission facilities and (b) are otherwise in compliance in all material respects with the Requirements of Law. Prudent Industry Practices are not limited to the optimum practices, methods or acts to the exclusion of all others, but rather include a spectrum of possible practices, methods or acts commonly employed in the utility generation and transmission industry during the relevant period in light of the circumstances.

“PUHCA”: The Public Utility Holding Company Act of 2005 and FERC’s implementing regulations, as amended.

“Purchase Money Indebtedness” means Indebtedness (a) incurred to finance the purchase, lease or construction (including additions, repairs and improvements thereto) of any assets of such Person and (b) that is secured solely by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed (and assets or property affixed or appurtenant thereto and any proceeds thereof).

“Qualified Energy Manager”: any Person having demonstrated experience providing energy management services to a Comparable Project (which shall be deemed to include, for the avoidance of doubt, [***] and its Affiliates).

“Qualified Operator”: any Person that has substantial experience as an operator of a Comparable Project (which shall be deemed to include, for the avoidance of doubt, [***] and its Affiliates).

“Qualified Owner”: any Person that (a) (i) has a tangible net worth of at least $300,000,000, (ii) is a direct or indirect Subsidiary of a Person that has a tangible net worth of at least $300,000,000, (iii) has its obligations in respect of its direct or indirect ownership interests in Pledgor guaranteed by an Affiliate that has a tangible net worth of at least $300,000,000, (iv) is an investment, sovereign, private equity or pension fund (or similar legal entity) with invested and unfunded capital commitments of at least $300,000,000 under management or (v) is a joint venture or other similar business combination of which one or more owners of not less than 33% of the equity interests (both voting and economic) in such joint venture or business combination meets the requirements of any of clauses (i), (ii), (iii) or (iv), (b) (i) is (or has an Affiliate that is) a past or present majority owner of a Comparable Project, (ii) is a Qualified Operator or has an Affiliate that is a Qualified Operator or (iii) has caused the Project Company to contract for the operation of the Project by a Qualified Operator to the extent that the Project is not, at the time of (and after giving effect to) the direct or indirect acquisition of the Equity Interests of Pledgor, as applicable, by such Person, operated by a Qualified Operator and (c) either (i) is a Qualified Energy Manager, (ii) has an Affiliate or a Qualified Operator that is a Qualified Energy Manager or (iii) has caused the Project Company to contract for energy management services for the Project by a Qualified Energy Manager (which may include a Qualified Operator of the Project to the extent such Qualified Operator is a Qualified Energy Manager), in the case of this clause (c), to the extent that

Harbor Hydro I Credit Agreement

neither the Project Company nor any of its Affiliates are a Qualified Energy Manager or have, at the time of (and after giving effect to) the direct or indirect acquisition of the Equity Interests of Pledgor, as applicable, by such Person, a Qualified Energy Manager; provided, that prior to any such Person becoming an owner, directly or indirectly, of any Equity Interests in the Borrower, (w) the Administrative Agent shall have received written notice of the proposed acquisition by such Person of such Equity Interests at least 15 Business Days prior to such acquisition (the Administrative Agent agreeing that it shall in turn promptly deliver a copy of any such notice to the Lenders and the DSRA L/C Issuing Banks), (x) the Administrative Agent shall have provided to the Borrower within 5 Business Days of the Administrative Agent’s receipt of such notice, a reasonably detailed description of all documentation and other information reasonably required by the DSRA L/C Issuing Banks and the Lenders pursuant to their respective applicable “know your customer” and anti-money laundering rules and regulations consistently applied in connection with such proposed acquisition, if any, (y) such Person (either directly or through the Borrower) shall have provided to the Administrative Agent such requested documentation and other information within 5 Business Days after it shall have received notice of the same pursuant to clause (x), and (z) the Administrative Agent (on behalf of any DSRA L/C Issuing Bank or Lender (acting in good faith)) shall not have objected to such Person’s acquisition of such Equity Interests within 15 Business Days of the notice received pursuant to clause (w) above solely on the basis that such Person’s direct or indirect ownership of Equity Interests in the Borrower would violate any such DSRA L/C Issuing Bank’s and Lender’s “know your customer” and anti-money laundering rules and regulations consistently applied and if any such DSRA L/C Issuing Bank or Lender shall have so objected solely on such basis, then such prospective owner shall not be a “Qualified Owner” hereunder and the related transaction shall be a “Change of Control” for purposes of Section 8(j) unless such Lender has been replaced pursuant to Section 2.18(e) as a result of such DSRA L/C Issuing Bank’s or Lender’s objection; provided, further, that, if such Person (or the Borrower) fails to provide all documentation and other information reasonably requested by the Administrative Agent pursuant to clause (y) above, the 15 Business Days referenced in clause (z) above shall be extended on a day-for-day basis for the actual number of Business Days beyond the 5 Business Days that it takes such Person (or the Borrower) to actually deliver such information and documentation.

“RECs”: all renewable energy credits, offsets, or other benefits (other than the Project Subsidies) allocated, assigned or otherwise awarded or certified to the Project Company by any Governmental Authority, program administrator or other certification board or other Person generally recognized in the hydroelectric generation industry in connection with the Project, including all such credits, offsets, or other benefits allocated, assigned or otherwise awarded or certified to the Project Company.

“Register”: as defined in Section 10.6(b)(iv).

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Party”: as to any Person, such Person’s directors, officers and employees of such Person.

Harbor Hydro I Credit Agreement

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Date”: July 31 and January 31 of each year prior to the Termination Date; provided, that the initial Repayment Date shall be January 31, 2017.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Reporting Deliverable”: as defined in Section 8(c).

“Required Approvals”: as defined in Section 4.3.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments described in clause (a) of the definition thereof then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, (ii) the aggregate DSRA L/C Extensions of Credit then outstanding and (iii) the aggregate unused DSRA L/C Commitments then in effect or, if the DSRA L/C Commitments have been terminated, the Total Extensions of Credit then outstanding. The DSRA L/C Commitments and DSRA L/C Extensions of Credit of any Defaulting Lender, Affiliated Debt Fund and Affiliated Lender shall be disregarded in determining Required Lenders at any time, except as otherwise set forth in Section 2.19.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, order or determination of an arbitrator or a court or other Governmental Authority (including any Environmental Laws and any Permits, ERISA, Anti-Terrorism Laws, including the Patriot Act, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, the FPA, the Energy Policy Act of 2005, including PUHCA, and state regulatory laws governing public utilities, public service companies, generation owners, or similar entities), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller, any managing director, director or vice president of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.

“Restricted Payments”: as defined in Section 7.5.

“Revenue Account”: as defined in the Collateral Agency Agreement.

“Revenues”: without duplication, amounts received by the Borrower that constitute (a) distributions by ProjectCo Pledgor (other than any amounts which are required to be used to repay or prepay the Loans pursuant to Section 2.7(a), (b) or (d)), (b) payments under Interest Rate Hedging Agreements and (c) investment income on amounts in any accounts of the Borrower.

Harbor Hydro I Credit Agreement

“S&P”: Standard and Poor’s Ratings Services.

“Sanctioned Country”: at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently, Cuba, Iran, Burma, North Korea, Sudan, and Syria).

“Sanctioned Person”: at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including, without limitation (a) any Person listed on the SDN List or any other Sanctions-related list of designated Persons maintained by the United States (including by OFAC, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland or any other relevant authority, (b) any Person located, organized or resident in, or any governmental entity or governmental instrumentality of, a Sanctioned Country or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.

“Sanctions”: economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State, or the U.S. Department of Commerce; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) Her Majesty’s Treasury; (e) Switzerland; or (f) any other relevant authority.

“Scheduled Termination Date”: February 21, 2023.

“SDN List”: as defined in Section 6.11(a).

“Secured Interest Rate Hedge Provider”: any Person who is a Lender, an Agent or a Lead Arranger or an Affiliate of a Lender, an Agent or a Lead Arranger (or any Person who was a Lender, an Agent or a Lead Arranger or an Affiliate of a Lender, an Agent or a Lead Arranger at the time of execution and delivery of an Interest Rate Hedging Agreement) who has entered into an Interest Rate Hedging Agreement. For the avoidance of doubt, each Secured Interest Rate Hedge Provider shall continue to be a Secured Interest Rate Hedge Provider regardless of whether it or its Affiliates ceases to be a Lender.

“Secured Interest Rate Hedging Agreement”: any Interest Rate Hedging Agreement which is provided by a Secured Interest Rate Hedge Provider.

“Secured Pari Indebtedness” means the Project Company Notes and any other Senior Indebtedness that is secured on a pari passu basis with the ProjectCo Collateral pursuant to the terms of the ProjectCo Collateral Agency Agreement.

“Secured Parties”: as defined in the Security Agreement.

“Securities Accounts”: all “securities accounts” as defined in Article 8 of the UCC.

Harbor Hydro I Credit Agreement

“Security Agreement”: the Pledge and Security Agreement, dated the date hereof, among the Pledgor, the Borrower and the Collateral Agent, as amended, revised, supplemented or otherwise modified from time to time, substantially in the form of Exhibit C.

“Security Documents”: the collective reference to the Collateral Agency Agreement and the Security Agreement and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Seneca”: as defined in the recitals hereto (and owner of the Project).

“Senior Indebtedness” means the Indebtedness of the Project Company that is not expressed to be subordinate or junior in rank to any other Indebtedness of the Project Company, including any Indebtedness under the ProjectCo Note Purchase Agreement or any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund any existing Senior Indebtedness.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required, as of such date, to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) as of such date, such Person has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers, or similar governing body, of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

Harbor Hydro I Credit Agreement

“Swap Agreement”: (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement, (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Target Debt Balance”: as of each Repayment Date, an amount equal to the amount set forth for such Repayment Date on Schedule 2.7(c) hereto.

“Target Debt Balance Increase Amount” means, in respect of each Repayment Date after a TDB Recalculation Trigger Date, the present value as of such Repayment Date of the increase in cash flows resulting from the Market Clearing Price being greater than $100 per MW-day (which for each day during the subject PJM year of such auction is the product of (x) 460 MW and (y) the difference of (i) the Market Clearing Price minus (ii) $100 per MW-day), discounted at six and a half percent (6.5%) per annum. A sample calculation of the Target Debt Balance Increase Amount for each Repayment Date is set forth on Schedule 2.7(c).

“Target Debt Balance Reduction Amount” means, in respect of each Repayment Date after a TDB Recalculation Trigger Date, the present value as of such Repayment Date of the reduction in cash flows resulting from the Market Clearing Price being less than $100 per MW-day (which for each day during the subject PJM year of such auction is the product of (x) 460 MW and (y) the difference of (i) $100 per MW-day minus (ii) the Market Clearing Price), discounted at six and a half percent (6.5%) per annum. A sample calculation of the Target Debt Balance Reduction Amount for each Repayment Date is set forth on Schedule 2.7(c).

“TDB Recalculation Trigger Date” means the date of public announcement of the results of each of the 2020/21, 2021/22, 2022/23 and 2023/24 PJM Reliability Pricing Model Base Residual Capacity Performance Auction.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Term Commitments is $95,000,000.

Harbor Hydro I Credit Agreement

“Term Facility”: as defined in the definition of “Facility”.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: as defined in Section 2.1.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of all Term Loans then outstanding).

“Termination Date”: the earlier of (a) the Scheduled Termination Date and (b) the date on which (i) all Commitments have expired or been terminated, (ii) the principal amount of all Loans and all other payment Obligations under the Loan Documents (other than contingent obligations that are not then due and payable) have been paid in full and (iii) all Letters of Credit have been cancelled or have expired or been Cash Collateralized or alternative collateral arrangements satisfactory to the applicable DSRA L/C Issuing Banks and to holders of DSRA L/C Unreimbursed Drawings with respect thereto have been entered into.

“Terms of Subordination”: as defined in the Collateral Agency Agreement.

“Total DSRA L/C Commitments”: at any time, the aggregate amount of the DSRA L/C Commitments then in effect. The original amount of the Total DSRA L/C Commitments is $0.

“Total Extensions of Credit”: at any time, the aggregate amount of the DSRA L/C Extensions of Credit of the DSRA L/C Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection, effect of perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“United States” and “U.S.”: the United States of America.

“Unreimbursed Amount”: as defined in Section 3.1(c)(i).

Harbor Hydro I Credit Agreement

“Unsecured Accounts”: with respect to the Borrower, a local checking, deposit or securities account.

“Voting Participant”: as defined in Section 10.6(c)(iv).

“Voting Participant Notice”: as defined in Section 10.6(c)(iv).

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Loan Party not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) The word “or” as among several clauses is not exclusive unless the context otherwise requires.

Harbor Hydro I Credit Agreement

SECTION 2. AMOUNT AND TERMS OF LOAN COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Term Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.8.

2.2 Procedure for Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which shall be irrevocable and must be received by the Administrative Agent prior to 11:00 A.M., New York City time, in the case of borrowing of Eurodollar Loans, three Business Days prior to the anticipated Closing Date and, in the case of a borrowing of ABR Loans, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date in an amount equal to the aggregate amount of the Term Commitments. Upon receipt of any such Borrowing Notice the Administrative Agent shall promptly notify each relevant Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date, each Term Lender shall make available to the Administrative Agent at the Funding Office (or by wire transfer to the Administrative Agent Account, unless otherwise directed in writing by the Administrative Agent) an amount in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent, with the aggregate of the amounts made available to the Administrative Agent by the applicable Term Lenders in immediately available funds. Subject to Section 2.19(g) to the extent applicable, the respective obligations of each Lender under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

2.3 Repayment of Loans(a) .

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the outstanding principal amount of Term Loans on each Repayment Date in an amount equal to 0.50% of the total principal amount of Term Loans originally outstanding (which original principal amount shall be reduced as a result of the application of prepayments in accordance with Sections 2.6 and 2.7); provided that all outstanding Term Loans shall be repaid on the Scheduled Termination Date.

(b) All outstanding DSRA L/C Loans shall be due and payable on the Scheduled Termination Date.

2.4 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each DSRA L/C Lender (other than any Defaulting Lender) a commitment fee for the period from and including the Closing Date to the DSRA L/C Termination Date, computed at the applicable Commitment Fee Rate on the daily outstanding amount of the Available DSRA L/C Commitment of such DSRA L/C Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

Harbor Hydro I Credit Agreement

(b) The Borrower agrees to pay to the Administrative Agent and Collateral Agent the fees in the amounts and on the dates as set forth in the applicable Fee Letter and to perform any other obligations contained therein; provided, that the Administrative Agent will reimburse a pro-rated portion of its fee for any portion of any year in which it does not continue in its capacity as Administrative Agent.

(c) The Borrower agrees to pay to the Administrative Agent for the account of each DSRA L/C Lender a letter of credit fee with respect to its participations in each outstanding Letter of Credit (the “DSRA L/C Fee”) which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans on the average daily Available Amount of such Letter of Credit, during the period from and including the Closing Date to but excluding the later of the DSRA L/C Expiration Date and the date on which such DSRA L/C Lender ceases to have any DSRA L/C Obligations. The DSRA L/C Fee shall be payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

2.5 Optional Termination or Reduction of Commitments. The Borrower shall have the right after the Closing Date, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the DSRA L/C Commitments or, from time to time, to reduce the amount of the DSRA L/C Commitments; provided, that no such termination or reduction of DSRA L/C Commitments shall be permitted if, after giving effect thereto and to any prepayments of DSRA L/C Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total DSRA L/C Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple of $100,000 in excess thereof (or an amount equal to the aggregate Available DSRA L/C Commitments of all DSRA L/C Lenders), and shall ratably reduce permanently the DSRA L/C Commitments then in effect.

2.6 Optional Prepayments.

(a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, subject, in respect of an optional prepayment of the Term Loans only, to a prepayment penalty of 1% on the amount prepaid prior to the second anniversary of the Closing Date and par thereafter, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16 on the date of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of DSRA L/C Loans that are ABR Loans) accrued and unpaid interest to such date on the amount prepaid. Partial prepayments of Term Loans and DSRA L/C Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in the event of a prepayment in full of the Term Loans or DSRA L/C Loans, an amount equal to the outstanding principal amount of such Loans being prepaid).

Harbor Hydro I Credit Agreement

(b) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.6(a) if such prepayment would have resulted from a refinancing of all or a part of the Term Facility or DSRA L/C Facility, which refinancing shall not be consummated or shall otherwise be delayed.

2.7 Mandatory Prepayments and Commitment Reductions.

(a) Upon receipt by the Borrower of Net Cash Proceeds (whether in the form of a distribution from the Project Company, ProjectCo Pledgor or otherwise) in respect of any Project Company Asset Disposition, Project Company Casualty Event or Project Company Event of Eminent Domain, such Net Cash Proceeds shall be applied to the prepayment of the Loans and other Obligations in the order set forth in Section 2.7(f) and in accordance with the Collateral Agency Agreement.

(b) If any Indebtedness shall be issued or incurred by the Borrower or ProjectCo Pledgor (excluding any Indebtedness that is permitted by Section 7.1), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of receipt by the Borrower thereof, if the Borrower issued or incurred such Indebtedness, or within five (5) Business Days of receipt by the ProjectCo Pledgor thereof, if the ProjectCo Pledgor issued or incurred such Indebtedness, to the prepayment of Loans and other Obligations in the order set forth in Section 2.7(f) and in accordance with the Collateral Agency Agreement.

(c) The Borrower shall, on each Repayment Date, commencing with the first Repayment Date, prepay the Term Loans outstanding on such Repayment Date with Excess Cash Flow as follows:

(i) first, prepay the outstanding principal amount of the Term Loans in an amount equal to the lesser of (A) the amount necessary to cause the outstanding principal amount of the Term Loans to equal the Target Debt Balance as of such Repayment Date and (B) 100% of the amount of Excess Cash Flow; and

(ii) second, to the extent of any remaining amount of Excess Cash Flow following the application of funds as contemplated by clause (i) above, prepay the outstanding principal amount of the Term Loans in an amount equal to the excess, if any, of (A) the remaining Excess Cash Flow minus (B) the Excess Cash Distribution Amount.

(d) If any Additional Senior Notes (as defined under the ProjectCo Note Purchase Agreement) shall be issued or incurred by the Project Company, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of receipt thereof by the Borrower to the prepayment of Loans and other Obligations in the order set forth in Section 2.7(f) and in accordance with the Collateral Agency Agreement.

Harbor Hydro I Credit Agreement

(e) The Borrower shall prepay the Loans to the extent and in the amount required pursuant to Section 3.03(e)(iii) of the Collateral Agency Agreement.

(f) Amounts to be applied in connection with prepayments of Loans and reductions of Commitments made pursuant to this Section 2.7 shall be applied without penalty or premium (except for breakage costs, if any, and, in the event of a prepayment of the Term Loans made pursuant to Section 2.7(b) prior to the second anniversary of the Closing Date, a 1% premium on the principal amount so prepaid) as follows: (i) first, to prepay the Term Loans in accordance with Section 2.13(b); (ii) second, to prepay any outstanding DSRA L/C Loans, DSRA L/C Advances, Unreimbursed Amounts or DSRA L/C Unreimbursed Drawings; (iii) third, to Cash Collateralize any Letters of Credit; and (iv) fourth, any amount remaining may be retained by the Borrower so long as the DSRA L/C Commitments have been terminated in accordance with Section 2.5. The application of any prepayment pursuant to this Section 2.7 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.7 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.8 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date; provided, that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto, unless the Borrower pays any amounts owing pursuant to Section 2.16 on the conversion date. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided, that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan; provided, that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion, subject to Section 10.1(e), not to permit such continuations; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

Harbor Hydro I Credit Agreement

(c) If any Lender determines in good faith that compliance by such Lender with any law, treaty, governmental rule, regulation, guideline or order applicable to such Lender has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Eurodollar Loans generally, or to determine or charge interest rates based upon the Eurodollar Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Borrower through the Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such Borrowing Notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all affected Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Notwithstanding the foregoing, to the extent a determination by such Lender as described above relates to a Eurodollar Loan then being requested by the Borrower pursuant to Section 2.2 or 2.8(a), the Borrower shall have the option, subject to the provisions of Section 2.16, to rescind such request as to all Lenders by giving notice to the Administrative Agent of such rescission on the date on which such Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

2.9 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof, other than any conversions or continuations in the full principal amount of an applicable Loan and (b) no more than eight Eurodollar Tranches shall be outstanding at any one time.

2.10 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan, DSRA L/C Advance or Unreimbursed Amount shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.10 plus 2% or (y) in the case of any DSRA L/C Advance or Unreimbursed Amount (including any DSRA L/C Unreimbursed Drawing), the rate applicable to ABR Loans plus 2% and (ii) if all or a portion of any interest payable on any Loan, DSRA L/C Advance or any Unreimbursed Amount (including any DSRA L/C Unreimbursed Drawing) or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity,

Harbor Hydro I Credit Agreement

by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the DSRA L/C Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided, that interest accruing pursuant to paragraph (c) of this Section 2.10 shall be payable from time to time on demand.

2.11 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that with respect to ABR Loans the rate of interest on which is calculated on the basis of the rate set forth in clause (a) of the definition of ABR, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower, the DSRA L/C Issuing Banks and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

2.12 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (i) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such

Harbor Hydro I Credit Agreement

Interest Period shall be made as ABR Loans, (ii) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (iii) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.13 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, subject to Section 2.14, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages and DSRA L/C Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans, pro rata to remaining scheduled amortization payments and the payments due at final maturity of the Term Loans. Amounts repaid or prepaid on account of the Term Loans may not be re-borrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the DSRA L/C Loans shall be made pro rata according to the outstanding principal amounts of the DSRA L/C Loans then held by the DSRA L/C Lenders. Any DSRA L/C Loans prepaid pursuant to Section 2.7(f) may not be re-borrowed. Any DSRA L/C Loans repaid or prepaid other than pursuant to Section 2.7(f) may be re-borrowed in accordance with the terms of this Agreement.

(d) All payments (including prepayments, but excluding payments made pursuant to Section 3.1(c)(i) of this Agreement) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders or any DSRA L/C Issuing Bank, at the Funding Office (or by wire transfer to the Administrative Agent Account, unless otherwise directed in writing by the Administrative Agent), in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant DSRA L/C Issuing Bank or Lender promptly upon receipt in like funds as received, net of any amounts owing by such DSRA L/C Issuing Bank or Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

Harbor Hydro I Credit Agreement

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.14 Requirements of Law.

(a) If any Lender or DSRA L/C Issuing Bank shall have determined in good faith that any Change in Law:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or DSRA L/C Issuing Bank that is not otherwise included in the determination of the Eurodollar Rate; or

Harbor Hydro I Credit Agreement

(ii) shall impose on such Lender or DSRA L/C Issuing Bank any other condition (other than with respect to taxes, which shall be governed exclusively by Section 2.15),

and the result of any of the foregoing is to increase the cost to such Lender or DSRA L/C Issuing Bank, by an amount that such Lender or DSRA L/C Issuing Bank deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or DSRA L/C Issuing Bank, upon its demand, any additional amounts necessary to compensate such Lender or DSRA L/C Issuing Bank for such increased cost or reduced amount receivable. If any Lender or DSRA L/C Issuing Bank becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender or DSRA L/C Issuing Bank shall have determined in good faith that any Change in Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or DSRA L/C Issuing Bank or any corporation controlling such Lender or DSRA L/C Issuing Bank with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or DSRA L/C Issuing Bank’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or DSRA L/C Issuing Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or DSRA L/C Issuing Bank’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or such DSRA L/C Issuing Bank to be material, then from time to time, after submission by such Lender or such DSRA L/C Issuing Bank to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender or such DSRA L/C Issuing Bank such additional amount or amounts as will compensate such Lender or such DSRA L/C Issuing Bank or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section 2.14 submitted by any Lender or DSRA L/C Issuing Bank to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.14, the Borrower shall not be required to compensate any Lender or DSRA L/C Issuing Bank pursuant to this Section 2.14 for any amounts incurred more than nine months prior to the date that such Lender or DSRA L/C Issuing Bank notifies the Borrower of such Lender’s or DSRA L/C Issuing Bank’s intention to claim compensation therefor; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Harbor Hydro I Credit Agreement

2.15 Taxes.

(a) Except as required by law, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes (including branch profits) and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent, any Lender or any DSRA L/C Issuing Bank as a result of a present or former connection between the Administrative Agent, such Lender or such DSRA L/C Issuing Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, such Lender or such DSRA L/C Issuing Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent, any Lender or any DSRA L/C Issuing Bank hereunder, the amounts so payable to the Administrative Agent, such Lender or such DSRA L/C Issuing Bank shall be increased to the extent necessary so that after making all required reductions of Non-Excluded Taxes or Other Taxes (including deductions of Non-Excluded Taxes or Other Taxes applicable to additional sums payable under this Section 2.15), the Administrative Agent, such Lender or such DSRA L/C Issuing Bank receives an amount equal to the sum it would have received had no such reduction or withholding been made; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to (x) any Non-Excluded Taxes (i) that are attributable to such Lender’s or such DSRA L/C Issuing Bank’s failure (other than as a result of a Change in Law) to comply with the requirements of paragraph (d) or (e) of this Section 2.15 or (ii) that are United States withholding taxes that would be imposed on amounts payable to such Lender or DSRA L/C Issuing Bank (A) as of the date hereof, in the case of any Lender or any DSRA L/C Issuing Bank that is a Lender or DSRA L/C Issuing Bank as of the date hereof, (B) in the case of any Lender or any DSRA L/C Issuing Bank that becomes a Lender or a DSRA L/C Issuing Bank after the date hereof, as of the effective date of the Assignment and Assumption pursuant to which such Lender or such DSRA L/C Issuing Bank becomes a Lender or DSRA L/C Issuing Bank, or (C) at the time such Lender or such DSRA L/C Issuing Bank designates a new lending office, except that, with respect to the preceding clauses (B) and (C), this clause (ii) shall not apply, to the extent that such Lender or such DSRA L/C Issuing Bank or such Lender’s assignor or such DSRA L/C Issuing Bank’s assignor (if any) was entitled, at the time of the designation of the new lending office or assignment, as applicable, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph or (iii) imposed pursuant to FATCA or (y) any U.S. backup withholding taxes imposed on a U.S. Lender.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are paid by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender or DSRA L/C Issuing Bank, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof (or, if the Borrower reasonably determines that it is unable to provide a certified copy of such receipt, a certificate of a Responsible Officer as to the amount of such payment). If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Lenders and DSRA L/C Issuing Banks for any incremental taxes, interest or penalties that may become payable by the Administrative Agent, any Lender or any DSRA L/C Issuing Bank as a result of any such failure.

Harbor Hydro I Credit Agreement

(d) Each Lender and each DSRA L/C Issuing Bank (or Transferee) that is not properly treated as a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) (i) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Form W-8EXP or Form W-8IMY (which Form W-8IMY shall be accompanied by all documentation contemplated by that form), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit D-1 or Exhibit D-2 and a Form W-8BEN or Form W-8BEN-E, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents and (ii) shall (and shall cause other persons acting on its behalf to) reasonably comply with any information gathering and reporting requirements (including entering into any agreement with the Internal Revenue Service), in each case, that are required to obtain the maximum available exemption from any U.S. federal withholding taxes that is available with respect to payments received by or on behalf of such Non-U.S. Lender. Each Lender or DSRA L/C Issuing Bank (or Transferee) that is properly treated as a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased or, in the case of the Administrative Agent, to the Borrower) two copies of U.S. Internal Revenue Service Form W-9, or any subsequent version thereof or successors thereto, properly completed and duly executed by such Lender or DSRA L/C Issuing Bank (or Participant, as the case may be), certifying that such Lender or DSRA L/C Issuing Bank (or Participant, as the case may be) is a United States person and is entitled to an exemption from U.S. backup withholding tax in respect to all payments under this Agreement and the Loan Documents. Such forms shall be delivered by each Lender or DSRA L/C Issuing Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender or DSRA L/C Issuing Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender or DSRA L/C Issuing Bank. Each Lender or DSRA L/C Issuing Bank shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose) or otherwise to comply with the requirements of any exemption from U.S. federal withholding taxes. Notwithstanding any other provision of this paragraph, no Lender or DSRA L/C Issuing Bank shall be required to take any action or deliver any form pursuant to this paragraph that such Lender or DSRA L/C Issuing Bank is not legally able to take or deliver; provided, that any Lender or DSRA L/C Issuing Bank that is a Lender or DSRA L/C Issuing Bank as of the Closing Date shall be required to comply with the first sentence or second sentence, as applicable, of this paragraph as of the Closing Date.

Harbor Hydro I Credit Agreement

(e) Any Lender or DSRA L/C Issuing Bank that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Lender or DSRA L/C Issuing Bank is legally entitled to complete, execute and deliver such documentation and in such Lender’s or DSRA L/C Issuing Bank’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender or DSRA L/C Issuing Bank.

(f) If the Administrative Agent, any Lender or any DSRA L/C Issuing Bank determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such DSRA L/C Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the written request of the Administrative Agent, such Lender or such DSRA L/C Issuing Bank agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such DSRA L/C Issuing Bank in the event the Administrative Agent, such Lender or such DSRA L/C Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or any DSRA L/C Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h) If a payment made to an Agent, Lender or DSRA L/C Issuing Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Agent, Lender or DSRA L/C Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Agent, Lender or DSRA L/C Issuing Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Agent, Lender or DSRA L/C Issuing Bank has complied with such Agent’s, Lender’s or DSRA L/C Issuing Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Harbor Hydro I Credit Agreement

(i) Without limiting the provisions of subsections (a) through (h) above, each Lender and each DSRA L/C Issuing Bank shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Non-Excluded Taxes or Other Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower and the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or such DSRA L/C Issuing Bank to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such DSRA L/C Issuing Bank to the Borrower or the Administrative Agent pursuant to subsections (d), (e) or (h). Each Lender and each DSRA L/C Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender and such DSRA L/C Issuing Bank under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (i). The agreements in this clause (i) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, any Lender or DSRA L/C Issuing Bank, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

2.16 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto or (d) any rescission of any notice of prepayment pursuant to Section 2.6(b). Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.16 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Harbor Hydro I Credit Agreement

2.17 Change of Lending Office. Each Lender and each DSRA L/C Issuing Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14 or 2.15(a) with respect to such Lender or such DSRA L/C Issuing Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such

Lender or DSRA L/C Issuing Bank) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender or such DSRA L/C Issuing Bank, cause such Lender or such DSRA L/C Issuing Bank and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.17 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender or any DSRA L/C Issuing Bank pursuant to Section 2.14 or 2.15(a).

2.18 Replacement of Lenders. The Borrower shall, at its sole cost and expense, be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.14 or 2.15(a), (b) is a Defaulting Lender, (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as, subject to Section 10.1(e), the consent of the Required Lenders has been obtained), (d) provides a notice to the Borrower that such Lender requests a conversion of Eurodollar Loans to ABR Loans pursuant to Section 2.8(c), or (e) objects to a prospective Qualified Owner (whether on basis that such prospective Qualified Owner’s, direct or indirect, ownership of Equity Interests in the Borrower would violate the “know your customer” and anti-money laundering policies of such Lender), in each case with an Eligible Assignee; provided, that (i) such replacement does not conflict with any Requirement of Law, (ii) in the case of clause (c), no Event of Default shall have occurred and be continuing at the time of such replacement and the replacement Lender shall have consented to the amendment, supplement, modification, consent or waiver to which the replaced Lender did not consent, (iii) in the case of clause (a) or (d), prior to any such replacement, such Lender shall have taken no action under Section 2.17 that had the result of eliminating the continued need for payment of amounts owing pursuant to Section 2.14 or 2.15(a) or the conversion of Eurodollar Loans to ABR Loans pursuant to Section 2.8(c), (iv) the applicable Eligible Assignee shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) in the case of clauses (a) and (c), the Borrower shall be liable to such replaced Lender under Section 2.16 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the applicable Eligible Assignee shall be reasonably satisfactory to the Administrative Agent and, if such financial institution shall become a DSRA L/C Lender, each DSRA L/C Issuing Bank, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided, that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) in the case of clause (a), until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.15(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent, any DSRA L/C Issuing Bank or any Lender shall have against the replaced Lender.

2.19 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:

(a) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted to the extent set forth in the definitions of “Required Lenders” and “Majority Facility Lenders”; provided, however, a Defaulting Lender shall retain its voting rights where its outstanding DSRA L/C Commitments or DSRA L/C Extensions of Credit are being extended or increased, where payments of outstanding interest and principal are being reduced or waived, or where the applicable interest rate thereon is being reduced or waived;

Harbor Hydro I Credit Agreement

(b) Subject to Section 2.19(d), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender pro rata to the DSRA L/C Issuing Banks hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and participations in Letters of Credit in form and substance satisfactory to the Administrative Agent; fifth, to the payment of any amounts owing to the Lenders or any DSRA L/C Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the DSRA L/C Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if such payment is a payment of the principal amount of any Loans or any participations in Unreimbursed Amounts in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans or participations in any Unreimbursed Amounts of such Defaulting Lender until such time as all Loans and Unreimbursed Amounts are held by the Lenders pro rata in accordance with the DSRA L/C Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.4(a) or DSRA L/C Fee pursuant to Section 2.4(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any commitment fee pursuant to Section 2.4(a) or DSRA L/C Fee pursuant to Section 2.4(c) that otherwise would have been required to have been paid to such Defaulting Lender).

(d) With respect to any fees payable pursuant to Section 2.4(a) or DSRA L/C Fee payable pursuant to Section 2.4(c) not required to be paid to any Defaulting Lender pursuant to clause (c) above, the Borrower shall (A) pay to each non-defaulting DSRA L/C Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in DSRA L/C Obligations that has been reallocated to such non-defaulting DSRA L/C Lender pursuant to clause (g) below, (B) pay to each DSRA L/C Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such DSRA L/C Issuing Bank’s Fronting Exposure to such Defaulting Lender and (C) not be required to pay the remaining amount of any such fee.

Harbor Hydro I Credit Agreement

(e) If the Borrower, the DSRA L/C Issuing Banks and the Administrative Agent agree in writing that a DSRA L/C Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that DSRA L/C Lender will, to the extent applicable, purchase at par that portion of outstanding Loans and DSRA L/C Obligations of the other DSRA L/C Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and DSRA L/C Obligations to be held pro rata by the DSRA L/C Lenders in accordance with the DSRA L/C Commitments, whereupon such DSRA L/C Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Loan Parties while that DSRA L/C Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to DSRA L/C Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(f) If a consent, waiver or vote of all Lenders is required for any action under the Loan Documents, or the consent or waiver of a Defaulting Lender is required pursuant to Section 2.19(a) or 10.1, then an affirmative consent, waiver or vote of the Defaulting Lender shall be deemed given if such Defaulting Lender does not provide a written response within twenty (20) days after the date of a written notice to the Defaulting Lender requesting such vote or consent.

(g) All or any part of any Defaulting Lender’s participation in DSRA L/C Obligations shall be reallocated among the non-defaulting DSRA L/C Lenders in accordance with their respective DSRA L/C Percentages (calculated without regard to such Defaulting Lender’s DSRA L/C Commitment) but only to the extent that such reallocation does not cause the DSRA L/C Extensions of Credit of any such non-defaulting DSRA L/C Lender (after giving effect to any such reallocation) to exceed such non-defaulting DSRA L/C Lender’s DSRA L/C Commitment. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claims of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-defaulting DSRA L/C Lender as a result of such non-defaulting DSRA L/C Lender’s increased exposure following such reallocation.

(h) So long as any DSRA L/C Lender is a Defaulting Lender, no DSRA L/C Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit unless it is satisfied, that it will have no Fronting Exposure with respect to such Defaulting Lender after giving effect thereto.

(i) To the extent that any DSRA L/C Issuing Bank receives notice in writing from any Lender that such Lender does not intend to comply with its funding obligations, it shall promptly forward a copy of such notice to the Administrative Agent and the Borrower.

Harbor Hydro I Credit Agreement

SECTION 3. LETTERS OF CREDIT

3.1 DSRA L/C Commitment.

(a) DSRA L/C Commitment. (i) Subject to the terms and conditions set forth herein, (A) each DSRA L/C Issuing Bank agrees, in reliance upon the agreements of the DSRA L/C Lenders set forth in this Section, (1) from time to time on any Business Day during the period from the Closing Date until 10 days prior to the DSRA L/C Termination Date, to issue Letters of Credit for the account of the Borrower, and to amend, renew or extend Letters of Credit previously issued by it, in accordance with paragraph (b) of this Section 3.1, and (2) to honor drawings under the Letters of Credit; and (B) the DSRA L/C Lenders severally agree to participate in such Letters of Credit and any drawings thereunder; provided, that no DSRA L/C Issuing Bank shall be obligated to make any DSRA L/C Credit Extension, and no DSRA L/C Lender shall be obligated to participate in any Letter of Credit if, as of the date of such DSRA L/C Credit Extension, (x) the Total Extensions of Credit would exceed the Total DSRA L/C Commitments, (y) the DSRA L/C Extensions of Credit of any DSRA L/C Lender would exceed such DSRA L/C Lender’s DSRA L/C Commitment or (z) the DSRA L/C Obligations with respect to Letters of Credit issued by such DSRA L/C Issuing Bank would exceed its DSRA L/C Commitment. Letters of Credit shall constitute utilization of the DSRA L/C Commitments.

(ii) Each Letter of Credit (A) shall be denominated in Dollars, (B) expire no later than the earlier of (x) the first anniversary of its date of issuance (or, in the case of any Auto-Renewal Letter of Credit, twelve months after the current expiration date) and (y) the DSRA L/C Expiration Date and (C) be issued subject to “Uniform Customs and Practice for Documentary Credits” (2007 Revision), International Chamber of Commerce, Publication No. 600 or “International Standby Practices 1998”, International Chamber of Commerce, Publication No. 590, as mutually agreed between the Borrower and the applicable DSRA L/C Issuing Bank.

(iii) No DSRA L/C Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such DSRA L/C Issuing Bank or any DSRA L/C Lender to exceed any limits imposed by, any applicable Requirement of Law.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable DSRA L/C Issuing Bank (with a copy to the Administrative Agent) in the form of a DSRA L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such DSRA L/C Application must be received by the applicable DSRA L/C Issuing Bank and the Administrative Agent not later than 11:00 a.m. (New York City time) at least three Business Days (or such shorter period as such DSRA L/C Issuing Bank and the Administrative Agent may agree in a particular instance) prior to the proposed issuance date or date of amendment, as the case may be. Subject to the final sentence of this paragraph, in the case of a request for an initial issuance of a Letter of Credit, such DSRA L/C Application shall specify in form and detail reasonably satisfactory to the applicable DSRA L/C Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary

Harbor Hydro I Credit Agreement

in case of any drawing thereunder; and (G) such other matters as the applicable DSRA L/C Issuing Bank may reasonably request. Subject to the final sentence of this paragraph, in the case of a request for an amendment of any outstanding Letter of Credit, such DSRA L/C Application shall specify in form and detail reasonably satisfactory to the applicable DSRA L/C Issuing Bank: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally and subject to the final sentence of this paragraph, the Borrower shall furnish to the applicable DSRA L/C Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any DSRA L/C Documents, as such DSRA L/C Issuing Bank or the Administrative Agent may reasonably require. The DSRA L/C Issuing Bank shall not unreasonably delay the issuance of a Letter of Credit or unreasonably reject any provisions reasonably requested by the Borrower to be modified in the DSRA L/C Application or DSRA L/C Documents in order to be not inconsistent with the terms of this Agreement.

(ii) Promptly after receipt of any DSRA L/C Application, the applicable DSRA L/C Issuing Bank will confirm with the Administrative Agent that the Administrative Agent has received a copy of such DSRA L/C Application from the Borrower and, if not, such DSRA L/C Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by such DSRA L/C Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such DSRA L/C Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower, or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each DSRA L/C Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable DSRA L/C Issuing Bank a participation in such Letter of Credit in an amount equal to such DSRA L/C Lender’s DSRA L/C Percentage of the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable DSRA L/C Application, the applicable DSRA L/C Issuing Bank may agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided, that any such Auto-Renewal Letter of Credit shall permit such DSRA L/C Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Renewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (it being understood that each DSRA L/C Issuing Bank shall be entitled to give such notice of non-renewal to the extent of the occurrence and continuance of an Event of Default as of the date on which it is entitled to give such notice of non-renewal). Unless otherwise directed by the applicable DSRA L/C Issuing Bank, the Borrower shall not be required to make a specific request to such DSRA L/C Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the DSRA L/C Lenders shall be deemed to have authorized (but may not require) the applicable DSRA L/C Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the DSRA L/C Expiration Date; provided, however, that such DSRA L/C Issuing Bank shall not permit any such renewal if a Bankruptcy Event of Default has occurred that is continuing.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable DSRA L/C Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

Harbor Hydro I Credit Agreement

(c) Drawings and Reimbursement; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable DSRA L/C Issuing Bank shall notify the Borrower and the Administrative Agent thereof, and such DSRA L/C Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. If such DSRA L/C Issuing Bank notifies the Borrower of any payment by such DSRA L/C Issuing Bank under a Letter of Credit prior to 11:00 a.m. (New York City time) on the date of such payment, the Borrower shall reimburse such DSRA L/C Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the next Business Day; provided, that if such notice is not provided to the Borrower prior to 11:00 a.m. (New York City time) on such payment date, then the Borrower shall reimburse such DSRA L/C Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the second Business Day, and such extension of time shall be reflected in computing fees in respect of such Letter of Credit. If the Borrower fails to so reimburse such DSRA L/C Issuing Bank by such time, such failure shall not be considered a Default or an Event of Default hereunder and the Administrative Agent shall promptly notify each DSRA L/C Lender of such payment date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and the amount of such DSRA L/C Lender’s DSRA L/C Percentage thereof.

(ii) Each DSRA L/C Lender (including each DSRA L/C Lender acting as a DSRA L/C Issuing Bank) shall upon any notice pursuant to paragraph (c)(i) of this Section make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable DSRA L/C Issuing Bank at the Administrative Agent’s office set forth in Section 10.2 in an amount equal to its DSRA L/C Percentage of the relevant Unreimbursed Amount not later than 3:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon each DSRA L/C Lender that so makes funds available shall be deemed to have made a DSRA L/C Loan in such amount to the Borrower as an ABR Loan. The Administrative Agent shall remit the funds so received to the applicable DSRA L/C Issuing Bank in accordance with the instructions provided to the Administrative Agent by such DSRA L/C Issuing Bank (which instructions may include standing payment instructions, which may be updated from time to time by such DSRA L/C Issuing Bank, provided that, unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent). For the avoidance of doubt, any funds advanced pursuant to this clause (ii) shall constitute DSRA L/C Loans (the “DSRA L/C Loans”) for all purposes of this Agreement.

Harbor Hydro I Credit Agreement

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by DSRA L/C Loans because a Bankruptcy Event of Default has occurred that is continuing, the Borrower shall be deemed to have incurred from the applicable DSRA L/C Issuing Bank a DSRA L/C Unreimbursed Drawing in the amount of the Unreimbursed Amount that is not so refinanced, which DSRA L/C Unreimbursed Drawing shall be due and payable on demand (together with interest thereon at the default interest rate pursuant to Section 2.10(c) then applicable to ABR Loans under the DSRA L/C Facility). In such event, each DSRA L/C Lender’s payment to the Administrative Agent for the account of the applicable DSRA L/C Issuing Bank pursuant to paragraph (c)(i) of this Section 3.1 shall be deemed payment in respect of its participation in such DSRA L/C Unreimbursed Drawing and shall constitute a DSRA L/C Advance from such DSRA L/C Lender in satisfaction of its participation obligation under this Section.

(vi) Until each DSRA L/C Lender funds its DSRA L/C Loans or DSRA L/C Advance to reimburse the applicable DSRA L/C Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such DSRA L/C Lender’s DSRA L/C Percentage of such amount shall be solely for the account of such DSRA L/C Issuing Bank.

(v) Each DSRA L/C Lender’s obligations to make DSRA L/C Loans or DSRA L/C Advances to reimburse the applicable DSRA L/C Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this paragraph (c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such DSRA L/C Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that each DSRA L/C Lender’s obligation to make DSRA L/C Loans pursuant to this paragraph (c) is subject to no Bankruptcy Event of Default having occurred which is continuing. No such funding of a participation in any Letter of Credit shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable DSRA L/C Issuing Bank for the amount of any payment made by such DSRA L/C Issuing Bank under such Letter of Credit, together with interest as provided herein.

(vi) If any DSRA L/C Lender fails to make available to the Administrative Agent for the account of the applicable DSRA L/C Issuing Bank any amount required to be paid by such DSRA L/C Lender pursuant to the foregoing provisions of this paragraph (c) by the time specified in paragraph (c)(ii), then, without limiting the other provisions of this Agreement, such DSRA L/C Issuing Bank shall be entitled to recover from such DSRA L/C Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such DSRA L/C Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by such DSRA L/C Issuing Bank in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such DSRA L/C Issuing Bank in connection with the foregoing. If such DSRA L/C Lender pays such amount (with interest and fees as aforesaid), the amount so paid (exclusive of interest and fees as aforesaid) shall constitute such DSRA L/C Lender’s DSRA L/C Loan or DSRA L/C Advance, as the case may be. A certificate of the applicable DSRA L/C Issuing Bank submitted to any DSRA L/C Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be prima facie evidence of such amounts absent manifest error.

Harbor Hydro I Credit Agreement

(d) Repayment of Participations.

(i) If, at any time after a DSRA L/C Issuing Bank has made payment in respect of any drawing under any Letter of Credit issued by it and has received from any DSRA L/C Lender its DSRA L/C Advance in respect of such payment in accordance with Section 3.1(c), if the Administrative Agent receives for the account of such DSRA L/C Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such DSRA L/C Lender its DSRA L/C Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such DSRA L/C Lender’s DSRA L/C Advance was outstanding) in like funds as received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of a DSRA L/C Issuing Bank pursuant to Section 3.1(c)(i) is required to be returned under any of the circumstances described in Section 10.7 (including pursuant to any settlement entered into by such DSRA L/C Issuing Bank in its discretion), each DSRA L/C Lender shall pay to the Administrative Agent for the account of such DSRA L/C Issuing Bank its DSRA L/C Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such DSRA L/C Lender at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the DSRA L/C Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligations of the Borrower to reimburse the applicable DSRA L/C Issuing Bank for each drawing under each Letter of Credit and to repay each DSRA L/C Unreimbursed Drawing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any other Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable DSRA L/C Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

Harbor Hydro I Credit Agreement

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable DSRA L/C Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not comply strictly with the terms of such Letter of Credit; or any payment made by the applicable DSRA L/C Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower or any other Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Loan Party.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable DSRA L/C Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against any DSRA L/C Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of DSRA L/C Issuing Bank. Each DSRA L/C Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable DSRA L/C Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of the applicable DSRA L/C Issuing Bank, any Agent Indemnitee nor any of the respective correspondents, participants or assignees of such DSRA L/C Issuing Bank shall be liable to any DSRA L/C Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the DSRA L/C Lenders or the Majority Facility Lenders in respect of the DSRA L/C Facility, as applicable; (ii) any action taken or omitted in the absence of gross negligence or wilful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or DSRA L/C Application. The Borrower hereby assumes all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable DSRA L/C Issuing Bank, any Agent Indemnitee nor any of the respective correspondents, participants or assignees of such DSRA L/C Issuing Bank shall be liable or responsible for any of the matters described in Section 3.1(e); provided, that, notwithstanding

Harbor Hydro I Credit Agreement

anything in such clauses to the contrary, the Borrower may have a claim against such DSRA L/C Issuing Bank, and such DSRA L/C Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final nonappealable judgment were caused by such DSRA L/C Issuing Bank’s wilful misconduct or gross negligence or such DSRA L/C Issuing Bank’s wilful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable DSRA L/C Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such DSRA L/C Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(h) Conflict with DSRA L/C Application. In the event of any conflict between the terms of this Agreement and the terms of any DSRA L/C Application or any other DSRA L/C Documents, the terms hereof shall control.

(i) Reporting. Not later than the third Business Day following the last day of each week (or at such other intervals as the Administrative Agent and the applicable DSRA L/C Issuing Bank shall agree), each DSRA L/C Issuing Bank shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such DSRA L/C Issuing Bank during such month.

(j) DSRA L/C Facility Generally. No Loans or other advances shall be made in respect of the DSRA L/C Facility except as provided in this Section 3.1.

3.2 Increase in DSRA L/C Facility.

(a) Provided no Event of Default shall have occurred and be continuing or would exist after giving effect thereto, upon notice to the Administrative Agent (which shall promptly notify the Lenders and the DSRA L/C Issuing Banks), the Borrower may request, prior to the DSRA L/C Termination Date, an increase (the “Facility Increase”) in the DSRA L/C Commitments by an amount not exceeding $3,500,000 in the aggregate. At the time of sending such notice, the Borrower shall specify each Person that the Borrower proposes to be an Additional DSRA L/C Issuing Bank and Additional DSRA L/C Lender. All DSRA L/C Commitments provided pursuant to the Facility Increase (i) are referred to herein as “Additional DSRA L/C Commitments” and (ii) shall have identical terms as the existing DSRA L/C Commitments or terms that are otherwise consistent with the then prevailing market terms applicable to commitments under letter of credit facilities that are comparable to the DSRA L/C Facility (after giving effect to such Facility Increase).

Harbor Hydro I Credit Agreement

(b) The Facility Increase shall be effected pursuant to one or more Facility Increase Joinder Agreements, in the form attached hereto as Exhibit I (the “Facility Increase Joinder Agreement”), executed and delivered by the Borrower, the Administrative Agent, each Additional DSRA L/C Issuing Bank, each Additional DSRA L/C Lender and each existing DSRA L/C Lender and DSRA L/C Issuing Bank that has agreed, in its sole discretion, to provide Additional DSRA L/C Commitments and/or issue Letters of Credit pursuant to the Additional DSRA L/C Commitments. Each Facility Increase Joinder Agreement may, without the consent of any Lender or any DSRA L/C Issuing Bank not a party thereto, effect such amendments to this Agreement and the other Loan Documents as the Borrower, the Administrative Agent, the Additional DSRA L/C Issuing Banks, the Additional DSRA L/C Lenders and any existing DSRA L/C Lenders or DSRA L/C Issuing Banks party to the applicable Facility Increase Joinder Agreement determine are necessary or appropriate to give effect to the provisions of this Section and the joinder of any Additional DSRA L/C Issuing Bank and Additional DSRA L/C Lender (including, without limitation, by giving effect to and reflecting the terms and conditions of the Facility Increase). Neither any existing Lender nor the existing DSRA L/C Issuing Bank shall have any obligation whatsoever to participate in the Facility Increase or issue Letters of Credit pursuant thereto unless it executes a Facility Increase Joinder Agreement in its sole discretion.

(c) Upon the effectiveness of the Facility Increase, (i) each Additional DSRA L/C Issuing Bank shall be deemed to be a “DSRA L/C Issuing Bank” hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, DSRA L/C Issuing Banks hereunder and shall be bound by all agreements, acknowledgements and other obligations of DSRA L/C Issuing Banks under this Agreement and the other Loan Documents, (ii) each Additional DSRA L/C Lender shall be deemed to be a “DSRA L/C Lender” hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, DSRA L/C Lender hereunder and shall be bound by all agreements, acknowledgements and other obligations of DSRA L/C Lenders under this Agreement and the other Loan Documents and (iii) the DSRA L/C Commitments shall be increased by the aggregate amount of the Additional DSRA L/C Commitments (the amount of which will be equal to the amount of the Facility Increase). For the avoidance of doubt, upon the effectiveness of the Facility Increase, the Aggregate Exposure of each Lender, and the Aggregate Exposure Percentage of each Lender, shall automatically be adjusted to give effect thereto.

(d) This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the DSRA L/C Issuing Banks and the Lenders to enter into this Agreement and to make the Loans and issue the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent, each DSRA L/C Issuing Bank and each Lender that:

4.1 No Change. Since July 28, 2016, there has been no Material Adverse Effect.

Harbor Hydro I Credit Agreement

4.2 Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be excepted to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law (including pursuant to the license issued by FERC), except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.3 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, including the granting of Liens pursuant to the Security Documents, and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery and performance of this Agreement or any of the other Loan Documents by each Loan Party, except (a) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect (the “Required Approvals”), (b) the filings referred to in Section 4.17, (c) consents, authorizations, filings and notices required by securities, regulatory or other applicable law in connection with an exercise of remedies and (d) consents, authorizations, filings and notices which, if not obtained or made, would not reasonably be expected to result in a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto, as applicable. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, as applicable, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.4 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof (x) will not conflict with or result in a violation or breach of any terms of any (i) Requirement of Law or (ii) Contractual Obligation of any Loan Party, except, in the case of this clause (ii), any such conflict, violation or breach that would not reasonably be expected to have a Material Adverse Effect, and (y) will not result in, or require, the creation or imposition of any Lien on any of the Loan Parties’ respective material properties or revenues or on any Equity Interests of, or owned by, the Borrower pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and other Permitted Liens).

4.5 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against the Collateral (i) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (ii) that would reasonably be expected to have a Material Adverse Effect.

Harbor Hydro I Credit Agreement

4.6 No Default. None of the Borrower or any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing. No “Defaults” or “Events of Default” (each as defined in the ProjectCo Note Purchase Agreement) have occurred and are continuing under the ProjectCo Note Purchase Agreement.

4.7 Financial Statements. The unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at the Closing Date (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to the Administrative Agent, has been prepared giving effect (as if such events had occurred on such date) to (a) the Term Loans to be made on the Closing Date and the use of proceeds thereof and (b) the payment of fees and expenses in connection with the foregoing. To the knowledge and best estimate of the Borrower, the Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects the estimated financial position of the Borrower and its Subsidiaries on a pro forma basis as at the Closing Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

4.8 Indebtedness. None of the Borrower or any of its Subsidiaries has any outstanding Indebtedness or other liabilities other than pursuant to or allowed by the Loan Documents.

4.9 Ownership of Property; Liens. The Borrower owns 100% of the Equity Interests of the ProjectCo Pledgor and its other material properties free and clear of all Liens other than Liens permitted under Section 7.2(d).

4.10 Taxes. The Borrower and each of its Subsidiaries has filed or caused to be filed or has been included in all federal, state and other material tax returns that are required to be filed on or before the date hereof and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges (including interest and penalties and any withholding taxes) imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or the relevant Subsidiaries, as the case may be). No tax Lien has been filed, other than Permitted Liens, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Federal Reserve Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the regulations of the Board or (b) for any purpose that violates the provisions of the regulations of the Board. If requested by any DSRA L/C Issuing Bank, any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

Harbor Hydro I Credit Agreement

4.12 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and during such five-year period, there has been no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan and no Lien in favor of the PBGC with respect to Plan or in favor of a Plan has arisen. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) each Plan has complied in all respects with the applicable provisions of ERISA and the Code; (ii) on and after the effectiveness of the Pension Act, each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (iii) no termination of a Single Employer Plan has occurred and the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (iv) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; (v) no Multiemployer Plan is in Reorganization or Insolvent or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; and (vi) neither the Borrower nor any Commonly Controlled Entity is or could reasonably be expected to be subject to any liability with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA maintained, sponsored or contributed to by the Borrower or any Commonly Controlled Entity.

4.13 Investment Company Act; Other Regulations.

(a) No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(b) Neither the Borrower nor the ProjectCo Pledgor is subject to regulation under the FPA as a “public utility”. The Project Company existing on the Closing Date: (i) is subject to regulation under the FPA as a “public utility”; (ii) has been authorized by FERC to make sales of energy, capacity and, to the extent applicable, ancillary services at market-based rates pursuant to Section 205 of the FPA or is otherwise authorized by the appropriate Governmental Authorities to make such sales; and (iii) has been granted blanket authorization by FERC to issue securities and assume liabilities pursuant to Section 204 of the FPA or is otherwise authorized by the appropriate Governmental Authorities to issue securities and assume liabilities. The Project Company is in compliance with all applicable public utility regulations by any applicable Governmental Authority under any state law. The Project Company is an exempt wholesale generator pursuant to PUHCA, and each Subsidiary that becomes subject to regulation under the FPA as a public utility and becomes an “electric utility company” as defined in PUHCA after the Closing Date, shall be an exempt wholesale generator pursuant to PUHCA.

Harbor Hydro I Credit Agreement

4.14 Capitalization; Subsidiaries. As of the Closing Date, Schedule 4.14(a) accurately sets forth the ownership structure of the Loan Parties and their Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date or in respect of the purchase and ownership of the CoBank Service Share, (a) Schedule 4.14(b) sets forth the name and jurisdiction of incorporation or formation of each direct Subsidiary of each Loan Party and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any such Subsidiary owned by any Loan Party, except as created or permitted by the Loan Documents and the ProjectCo Financing Documents.

4.15 Use of Proceeds. The proceeds of the Term Loans shall be used by the Borrower, on the Closing Date, solely (a) to fund the Closing Date Distribution, (b) to pay transaction costs, fees and expenses related to the Facilities (including any application towards purchase of the CoBank Service Share) and (c) to fund the Debt Service Reserve Account, to the extent not financed with a Letter of Credit or an Other Letter of Credit. The proceeds of the DSRA L/C Loans shall be used to finance the DSRA L/C Facility. The Letters of Credit shall be used to fund the Debt Service Reserve Required Amount. For the avoidance of doubt, the use of the proceeds of the Loans by the Borrower shall not violate any Anti-Terrorism Laws or any enabling legislation or executive order relating thereto.

4.16 Accuracy of Information, Etc.

(a) As of the Closing Date, no statement or information contained in this Agreement, any other Loan Document or any other report, document, certificate or written statement furnished by or at the request of any Loan Party to the Administrative Agent, the Lead Arranger and Bookrunner, the DSRA L/C Issuing Banks, the Lenders or the Independent Consultants, or any of them (other than projections and other pro forma or forward-looking information and any report or other written statement of an Independent Consultant), for use in connection with the transactions contemplated by this Agreement or the other Loan Documents or pursuant to the terms of the Loan Documents, taken as a whole, when furnished, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances in which such statements were made.

(b) As of the Closing Date, the projections and other pro forma or forward-looking information contained in the materials referenced above were prepared by the Borrower in good faith on the basis of assumptions that were reasonable in light of the conditions existing at the time of delivery, it being recognized by the DSRA L/C Issuing Bank and the Lenders that such information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such information may differ from the projected results set forth therein by a material amount.

Harbor Hydro I Credit Agreement

4.17 Security Documents. The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Collateral purported to be covered thereby. All necessary and appropriate recordings and filings have been made, or are being made concurrently herewith, in all necessary and appropriate public offices, and all other necessary and appropriate action has been, or is concurrently herewith being, taken, so that such security interests in and Liens on the Collateral granted thereby that may be perfected by such aforementioned filings or recordings shall be perfected on all right, title, estate and interest of the Loan Parties in the Collateral covered thereby, prior and superior to all other Liens other than Permitted Liens. All other necessary and appropriate action has been taken, or will be taken concurrently herewith, including delivery to the Collateral Agent of the certificates evidencing all of the issued and outstanding Equity Interests of the Borrower, so that the security interest created by each Security Document is a perfected Lien on and security interest in all right, title and interest of the Loan Parties in the Collateral purported to be covered thereby, prior and superior to all other Liens other than Permitted Liens.

4.18 Solvency. The Borrower is, and after giving effect to the incurrence of Indebtedness being incurred in connection herewith will be, Solvent. The Borrower and its Subsidiaries, taken as a whole, are, and after giving effect to the incurrence of Indebtedness being incurred in connection herewith will be, Solvent.

4.19 Project Required Insurance. As of the Closing Date, all Project Required Insurance has been obtained and is in full force and effect.

4.20 Regulation T and Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T or Regulation U.

4.21 AML Laws; Anti-Corruption Laws and Sanctions; Anti-Terrorism Laws. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, any of its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of the Borrower, any Loan Party, any Subsidiary or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees (i) is a Sanctioned Person, or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions. No use of proceeds of any Loan or Letter of Credit or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions. Except as set forth on Schedule 4.21, neither the Borrower nor any of its Subsidiaries, nor any Loan Party, or, to the knowledge of the Borrower, any other Affiliate has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country. Each of the Borrower and its Subsidiaries is in compliance, in all material respects, with all applicable Anti-Terrorism Laws.

Harbor Hydro I Credit Agreement

4.22 Lines of Business. The Borrower is not engaged in any business, except for (a) the ownership of 100% of the Equity Interests in ProjectCo Pledgor and, after the Closing Date, the ownership of the CoBank Service Share and (b) those activities that are reasonably incidental thereto. The ProjectCo Pledgor is not engaged in any business, except for (a) the ownership of 100% of the Equity Interests in the Project Company and (b) those activities that are reasonably incidental thereto.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Closing Date. The occurrence of the Closing Date hereunder is subject to the satisfaction or waiver of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received

(i) this Agreement, executed and delivered by the Administrative Agent, the Borrower, each DSRA L/C Issuing Bank and each Lender holding Commitments as of the Closing Date, (ii) the Security Agreement, executed and delivered by each Loan Party party thereto and the Collateral Agent, and (iii) the Collateral Agency Agreement, executed and delivered by each Loan Party party thereto, the Administrative Agent, the Collateral Agent and the other parties thereto.

(b) Financial Information and Budget. The Lenders shall have received (i) the unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at the Closing Date, (ii) the unaudited balance sheet and related statements of income or operations and cash flows for the Project Company for the fiscal year ended December 31, 2015, (iii) the unaudited balance sheets and related statements of income or operations and cash flows of the Project Company for the fiscal quarter ended on June 30, 2016 and (iv) the annual operating budget of the Project Company that is currently in effect.

(c) Projections. The Lenders shall have received (i) financial projections for the Borrower in the form delivered to the Lead Arranger and Bookrunner prior to the Closing Date (the “HoldCo Financial Model”) and (ii) projections for the Project prepared by the Engineering Consultant through December 31, 2035 (the “Projections”).

(d) Consultant Reports. The Lenders shall have received a copy of each of the consultant reports delivered to the Initial Purchasers (as defined in the ProjectCo Note Purchase Agreement) pursuant to Section 4.17 of the ProjectCo Note Purchase Agreement together with reliance letters from each respective consultant permitting the Administrative Agent on behalf of the Lenders to rely on each respective report.

(e) Closing Certificates; Certified Organizational Certificates; Good Standing Certificates. The Administrative Agent shall have received (i) certificates of each Loan Party, dated the Closing Date, substantially in the forms of Exhibit E-1 and Exhibit E-2, with appropriate insertions and attachments, including the certificate of incorporation, certificate of formation or certificate of limited partnership of each Loan Party that is a corporation, limited liability company or limited partnership, respectively, certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

Harbor Hydro I Credit Agreement

(f) Establishment of Accounts. The Investment Accounts required to be established under the Collateral Agency Agreement shall have been established.

(g) U.S.A. Patriot Act. The Administrative Agent shall have received, at least two Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(h) Representations and Warranties. Each of the representations and warranties made by any Loan Party in the Loan Documents to which such Person is a party shall be true and correct in all material respects on and as of the Closing Date; provided, that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent; and

(ii) the legal opinion of King & Spalding LLP, federal energy regulatory counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent.

(j) Approvals. All Required Approvals shall have been obtained.

(k) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties, except for Permitted Liens or liens discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(l) Filings. Each Uniform Commercial Code financing statement required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing.

(m) Pledged Stock; Stock Powers. The Collateral Agent shall have received (i) the certificates representing the shares of Equity Interests pledged pursuant to the Security Agreement together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

Harbor Hydro I Credit Agreement

(n) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from an authorized officer of the Borrower.

(o) Insurance. The Administrative Agent shall have received (i) satisfactory evidence, including customary insurance certificates, that the Project Required Insurance is in full force and effect or will be in full force and effect on the Closing Date, and (ii) a certificate from the Project Company’s insurance broker, dated as of the Closing Date, substantially in the form of Exhibit F, identifying the underwriters, types of insurance, applicable insurance limits and policy terms consistent with such insurance report. The Administrative Agent shall have received satisfactory evidence, including customary insurance certificates, that the Borrower has general commercial liability insurance that is in full force and effect or will be in full force and effect on the Closing Date.

(p) Fees. The Lenders, the DSRA L/C Issuing Banks, the Administrative Agent, the Collateral Agent and the Lead Arranger and Bookrunner shall have received all fees required to be paid as of the Closing Date under the Fee Letters and any other fee letters between the Borrower, the Lead Arranger and Bookrunner, the DSRA L/C Issuing Banks and/or the Lenders, as applicable, and all expenses required to be paid (subject to the limitations contained in the Fee Letters and such other fee letters) for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(q) Debt Service Reserve Account. The Debt Service Reserve Account shall have been (or shall contemporaneously on the Closing Date be) funded in an amount equal to the Debt Service Reserve Required Amount with an Other Letter of Credit, cash or a combination thereof.

(r) Flow of Funds Memorandum. The Administrative Agent shall have received a flow of funds memorandum outlining the use of the Loans (which use shall be in compliance with Section 4.15), in form and substance satisfactory to the Administrative Agent.

(s) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(t) Material Adverse Effect. Since July 28, 2016, no Material Adverse Effect shall have occurred and be continuing.

(u) Notice. (a) With respect to any Term Loan to be made on the Closing Date, the Administrative Agent shall have received a Borrowing Notice as and when required by Section 2.2, and (b) with respect to any issuance of a Letter of Credit on the Closing Date, the applicable DSRA L/C Issuing Bank and the Administrative Agent shall have received a DSRA L/C Application as and when required by Section 3.1(a)(iii).

(v) Agreements Etc. The Administrative Agent shall have received correct and complete fully executed copies of the ProjectCo Note Purchase Agreement, the ProjectCo Security Documents and those material agreements to which the Project Company is a party that have been requested by the Administrative Agent prior to the date hereof.

Harbor Hydro I Credit Agreement

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender and each DSRA L/C Issuing Bank that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender or such DSRA L/C Issuing Bank prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Subsequent Extension of Credit. The agreement of each DSRA L/C Issuing Bank and each Lender to make any extension of credit requested to be made by it hereunder on any date other than the Closing Date is subject to the satisfaction (or waiver in accordance with the terms hereof) of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties made by the Loan Parties in the Loan Documents to which such Persons are party shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notice. With respect to any issuance of, extension of, or increase in the stated amount of, or renewal of (other than an automatic renewal in accordance with Section 3.1(a)(iii)), a Letter of Credit after the Closing Date, the applicable DSRA L/C Issuing Bank and the Administrative Agent shall have received a DSRA L/C Application as and when required by Section 3.1(a)(iii). Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that until the Termination Date the Borrower shall:

6.1 Financial Statements. Furnish to the Administrative Agent:

(a) (i) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2016), a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income and of cash flows for such year, in each case audited by a firm reasonably satisfactory to the Administrative Agent, setting forth (commencing with the fiscal year ending December 31, 2017) in comparative form the figures for the previous year, together with an opinion of a firm of nationally recognized independent certified public accountants reasonably satisfactory to the Administrative Agent, which opinion shall be

Harbor Hydro I Credit Agreement

prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date under the Facilities or the Project Company Notes that is scheduled to occur within one year from the time such opinion is delivered) (it being understood that each of (w) Deloitte & Touche, (x) Ernst & Young, (y) KPMG and (z) PricewaterhouseCoopers are satisfactory to the Administrative Agent for the purposes of this Section 6.1), and (ii) a copy of the audited balance sheet of the Project Company as at the end of such year and the related audited statements of income and of cash flows for such year, in each case of this clause (ii) as and when delivered to the Holders pursuant to the ProjectCo Note Purchase Agreement; and

(b) (i) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (beginning with the fiscal quarter ending September 30, 2016), the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter setting forth (commencing with the fiscal quarter ending September 30, 2017) in comparative form the figures for the previous year, if reasonably available, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes) and (ii) a copy of the unaudited balance sheet of the Project Company in respect of its most recently ended fiscal quarter together with the related unaudited statements of income and of cash flow for such quarter, in each case of this clause (ii) as and when delivered to the Holders pursuant to the ProjectCo Note Purchase Agreement.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2 Certificates; Other Information. Furnish to the Administrative Agent or, in the case of clauses (c) or (d) below, to the relevant DSRA L/C Issuing Bank or Lender:

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1(a)(i) or (b)(i), a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, such Responsible Officer has obtained no knowledge of any Default or Event of Default, except as specified in such certificate;

(b) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2016), a budget for the Project Company for the following fiscal year, in the form delivered to the Holders under the ProjectCo Note Purchase Agreement;

Harbor Hydro I Credit Agreement

(c) promptly, such additional documentation and other information as any DSRA L/C Issuing Bank or Lender may from time to time reasonably request through the Administrative Agent which is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(d) promptly, such additional financial and other information as any DSRA L/C Issuing Bank or Lender may from time to time reasonably request through the Administrative Agent; and

(e) promptly, and in any event no later than five (5) Business Days after the delivery thereof to the Holders, copies of any notice, information or report delivered to the Holders pursuant to Section 7.1(c), (d), (e), (f), (g), (h), (i) or (j) of the ProjectCo Note Purchase Agreement.

6.3 Maintenance of Existence; Compliance; Taxes; Payment Obligations. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) maintain all material rights, privileges and franchises necessary in the normal conduct of its business except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect and (c) pay (before the same become delinquent) all material taxes imposed on the Borrower or any of its properties, except (i) where the amount, applicability or validity thereof is contested on a timely basis in good faith and in appropriate proceedings, and adequate reserves therfor have been established in accordance with GAAP on the books of the Borrower or (ii) where the failure to pay such obligations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.4 Insurance.

(a) Maintain or cause to be maintained, insurance as may customarily be carried or maintained under similar circumstances by Persons engaged in a similar business as a special purpose holding company. Each such policy of insurance shall, to the extent available from the relevant insurance carrier, (i) in the case of liability insurance policies (other than employee benefits, D&O and similar policies) name the Administrative Agent on behalf of the Lenders as an additional insured thereunder as its interests may appear and (ii) provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).

(b) If the Project Company from and after the Closing Date fails to take out or maintain the insurance coverage required by Section 9.2 of the ProjectCo Note Purchase Agreement, the Administrative Agent, upon 10 Business Days’ prior written notice (unless the aforementioned insurance would lapse within such period or has already lapsed, in which event prior written notice shall not be required) to the Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. The Borrower shall promptly reimburse the Administrative Agent for all such premiums and related costs and expenses thereto.

Harbor Hydro I Credit Agreement

6.5 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which complete and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity with GAAP in effect from time to time and otherwise in compliance in all material respects with all applicable Requirements of Law and (b) from and after the Closing Date, permit representatives of the Administrative Agent or any agent or representative thereof (including the Engineering Consultant) to visit and inspect the Project or any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired upon reasonable prior notice and in compliance with the ProjectCo Financing Documents to discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of the Loan Parties and with their independent certified public accountants (provided, that the Borrower shall be responsible for paying for the reasonable, documented out-of-pocket costs and expenses of the Administrative Agent and any such agents and representatives incurred in connection with only one such visit to the Project per calendar year, except that such limitation shall not apply upon the occurrence of and during the continuance of an Event of Default).

6.6 Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) the commencement of any litigation or proceeding (or any written threat or notice of the intention of any Person to file or commence any litigation or proceeding), including any litigation or proceeding under Environmental Laws, involving (i) any Loan Party, to the extent any such litigation or proceeding (A) would reasonably be expected to have a Material Adverse Effect if determined adversely to such Loan Party, (B) seeks injunctive or similar relief or (C) relates to any Loan Document or (ii) the Project, and which relates to the Project and involves a claim which equals or exceeds $5,000,000;

(c) the occurrence of any Project Company Casualty Event or a Project Company Event of Eminent Domain with respect to the properties of the Project Company in excess of $5,000,000 in value in the aggregate;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower has actual knowledge thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Borrower, any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) promptly following any request therefor, on and after the effectiveness of the Pension Act, copies of (i) any documents described in Section 101(k) of ERISA that the Borrower or any Commonly Controlled Entity may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower or any Commonly Controlled Entity may request with respect to any Plan or Multiemployer Plan; provided, that if the Borrower or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, the Borrower or the applicable Commonly Controlled Entity(ies) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

Harbor Hydro I Credit Agreement

(f) the occurrence of any Material Adverse Effect;

(g) the incurrence of any Additional Senior Notes (as defined in the ProjectCo Note Purchase Agreement) by the Project Company, together with certified correct and complete fully executed copies of all related documents; provided that the Borrower shall provide the Administrative Agent with at least five (5) Business Days’ prior written notice before the incurrence of any Additional Senior Notes (as defined in the ProjectCo Note Purchase Agreement) by the Project Company.

Each notice pursuant to this Section 6 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

6.7 Interest Rate Protection. Within 30 days after the Closing Date, enter into and thereafter maintain Interest Rate Hedging Agreements with one or more Permitted Hedge Counterparties (in each case, documented pursuant to customary ISDA agreements or otherwise reasonably satisfactory to the Administrative Agent) to the extent necessary to provide that at least 75% of the aggregate principal amount of Term Loans outstanding or projected to be outstanding are subject to either a fixed interest rate or interest rate protection through the date that is the fourth anniversary of the Closing Date. For the purposes of this Section 6.7, the aggregate principal amount of Term Loans projected to be outstanding at any time shall be determined by reference to the Projections after giving effect to actual payments and prepayments of principal in respect of the Term Loans.

6.8 Additional Collateral, Etc. With respect to any property acquired after the Closing Date by the Borrower (other than any property constituting Excluded Assets) promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement or such other documents as the Administrative Agent or the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the entering into of account control agreements, delivery of Collateral that can be perfected by possession and the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent; provided, that the actions contemplated by clause (ii) shall not be required in respect of any such property if perfection of the security interest in such property requires more than the entering into of account control agreements and the filing of Uniform Commercial Code financing statements or delivery of Collateral that can be perfected by possession unless the value of such property, individually or in the aggregate, is equal to $1,000,000 or more.

Harbor Hydro I Credit Agreement

6.9 Use of Proceeds. Apply proceeds of the Term Loans solely (a) to fund the Closing Date Distribution, and (b) to pay transaction costs, fees and expenses related to the Facilities (including any application towards purchase of the CoBank Service Share). The Letters of Credit shall be used solely to post the Debt Service Reserve Required Amount.

6.10 Separateness. Comply with the following:

(a) the Borrower shall maintain accounts separate from those of the Parent or any other Affiliate of the Parent with commercial banking institutions and will not commingle their funds with those of the Parent or any other Affiliate of the Parent;

(b) the Borrower shall act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;

(c) the Borrower shall conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts);

(d) the Borrower shall obtain proper authorization from member(s), director(s), manager(s) and general partner(s) as required by its limited liability company agreement or partnership agreement, as applicable, for all of its limited liability company actions or partnership actions, as applicable; and

(e) the Borrower shall comply in all material respects with the terms of its limited liability company agreement or partnership agreement, as applicable.

6.11 Compliance with Sanctioned Persons and Anti-Terrorism Laws.

(a) The Borrower hereby covenants and agrees that it will not conduct, and will not permit any of its Subsidiaries to conduct, business with or engage in any transaction with any Person identified on OFAC’s List of Specially Designated Nationals & Blocked Persons (“SDN List”), any Persons determined and publicly announced by the Secretary of the Treasury pursuant to Executive Order 13224 to be owned by, controlled by, or acting on behalf of, any of the Persons identified on the SDN List or any other Person who is otherwise the target of Sanctions or who is located, organized or residing in any Sanctioned Country.

(b) If to Borrower’s knowledge, any Loan Party, any Subsidiary of any Loan Party or any Affiliate of any of the foregoing, is named on the SDN List, Borrower will immediately (i) give written notice to the Administrative Agent of such designation, and (ii) comply with all applicable Requirements of Law with respect to such designation (regardless of whether the party included on the SDN List is located within the jurisdiction of the United States, including the Anti-Terrorism Laws, and the Borrower hereby authorizes and consents to the Administrative Agent and the Collateral Agent taking any and all steps it deems necessary, in the Administrative Agent’s or Collateral Agent’s sole discretion, as applicable, to comply with all applicable Requirements of Law with respect to any such designation, including the requirements of the Anti-Terrorism Laws (including the “freezing” and/or “blocking” of assets).

Harbor Hydro I Credit Agreement

(c) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws, Anti-Terrorism Laws and applicable Sanctions.

6.12 Distributions from the Project Company. Within 30 days after each Payment Date (as defined in the ProjectCo Collateral Agency Agreement), the Borrower shall cause the Project Company (and the ProjectCo Pledgor or any other intermediate Subsidiary, as applicable) to distribute all funds in the ProjectCo Distribution Reserve Account to the Borrower for deposit in the Revenue Account (other than amounts constituting Net Cash Proceeds described in the succeeding sentences, which shall be deposited in the Mandatory Prepayment Account), to the extent then permitted under the ProjectCo Financing Documents (or, if not then permitted, as soon as permitted); provided that, funds in an amount reasonably determined by the Borrower to be necessary or appropriate for the Project Company or the operation of the Project in accordance with Prudent Industry Practice may be maintained by the Project Company as reserves. If there shall occur a Project Company Asset Disposition, a Project Company Casualty Event or a Project Company Event of Eminent Domain, the Borrower shall cause the Net Cash Proceeds thereof that are not applied to repay the Project Company Notes or reinvested in accordance with the ProjectCo Financing Documents to be promptly distributed to the Borrower upon satisfaction of the Restricted Payment Conditions (as defined in the ProjectCo Collateral Agency Agreement) and deposited in the Mandatory Prepayment Account. If any Additional Senior Notes (as defined under the ProjectCo Note Purchase Agreement) are incurred, the Borrower shall cause the Net Cash Proceeds thereof to be promptly distributed to the Borrower and deposited in the Mandatory Prepayment Account.

6.13 Target Debt Balance Reduction or Increase.

(a) On each TDB Recalculation Trigger Date, if the Market Clearing Price determined at the applicable PJM Reliability Pricing Model Base Residual Capacity Performance Auction is less than $100 per MW-day, the Borrower shall calculate and deliver to the Administrative Agent the Target Debt Balance Reduction Amount applicable to each Repayment Date that occurs after the date on which the results of the applicable PJM Reliability Pricing Model Base Residual Capacity Performance Auction are announced and on or prior to the first Repayment Date that occurs following the end of the PJM year to which such auction relates (for example, if the applicable auction results are announced in May of 2017 for the PJM year commencing on June 1, 2020 and ending on May 31, 2021, the Target Debt Balance would be reduced for the Repayment Date occurring on July 31, 2017 and each Repayment Date thereafter through and including the Repayment Date occurring on July 31, 2021). Schedule 2.7(c) shall be deemed amended by reducing the Target Debt Balance for each Repayment Date by its applicable Target Debt Balance Reduction Amount.

(b) If, on any TDB Recalculation Trigger Date that occurs after Schedule 2.7(c) has been amended to reduce the Target Debt Balance in accordance with Section 6.13(a), the Market Clearing Price determined at the applicable PJM Reliability Pricing Model Base Residual Capacity Performance Auction is greater than $100 per MW-day, the Borrower shall calculate and deliver to the Administrative Agent the Target Debt Balance Increase Amount applicable to each Repayment Date that occurs after the date on which the results of the applicable

Harbor Hydro I Credit Agreement

PJM Reliability Pricing Model Base Residual Capacity Performance Auction are announced and on or prior to the first Repayment Date that occurs following the end of the PJM year to which such auction relates (for example, if the applicable auction results are announced in May of 2018 for the PJM year commencing on June 1, 2021 and ending on May 31, 2022, the Target Debt Balance would be increased (subject to the proviso to this Section 6.13(b)) for the Repayment Date occurring on July 31, 2018 and each Repayment Date thereafter through and including the Repayment Date occurring on July 31, 2022); provided, that, after giving effect to such Target Debt Balance Increase Amount, the Target Debt Balance for each Repayment Date shall be less than or equal to the Target Debt Balance for such Repayment Date specified on Schedule 2.7(c) as in effect on the Closing Date.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that until the Termination Date, the Borrower shall not:

7.1 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness pursuant to any Loan Document;

(b) unsecured Indebtedness of the Borrower in an aggregate outstanding principal amount not to exceed $15,000,000 owing to any Affiliate of the Borrower so long as such Indebtedness is subordinated in right of payment to the Loans in accordance with the Terms of Subordination (the “Intercompany Indebtedness”);

(c) Indebtedness under any Interest Rate Hedging Agreement;

(d) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; and

(e) unsecured Indebtedness of the Borrower (other than Intercompany Indebtedness) in an aggregate principal amount not to exceed $250,000 at any one time outstanding;.

7.2 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”):

(a) Liens for (i) taxes not yet due or (ii) taxes that are being contested in good faith by appropriate proceedings; provided, that, in the case of sub-clause (ii) only, adequate reserves with respect thereto are maintained on the books of the Borrower in conformity with GAAP;

(b) Liens securing judgments or the payment of money (not constituting an Event of Default under Section 8(h)) or securing appeal or other surety bonds related to such judgments;

Harbor Hydro I Credit Agreement

(c) deposits or pledges to secure statutory obligations relating to worker’s compensation, unemployment insurance or other social security legislation;

(d) Liens (i) created pursuant to the Security Documents, and (ii) securing obligations under any Secured Interest Rate Hedging Agreement entered into by the Borrower, subject to any applicable limitations set forth in the Collateral Agency Agreement; provided, that any Permitted Hedge Counterparty party to any such Secured Interest Rate Hedging Agreement shall have become a party to the Collateral Agency Agreement (if required thereunder) as, and shall have the obligations of, a “Secured Party” thereunder;

(e) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(f) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(g) Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $100,000 at any one time;

(h) Liens with respect to any cash collateral account in favor of the applicable DSRA L/C Issuing Bank; and

(i) Liens consisting of an agreement to Dispose of Equity Interests in the ProjectCo Pledgor in a Disposition permitted pursuant to Section 7.3 solely to the extent such Lien is unperfected against the Collateral Agent.

7.3 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that, notwithstanding any other provision in the Loan Documents, the Borrower may enter into an agreement to Dispose of, and may Dispose of, some or all of the Equity Interests in ProjectCo Pledgor if the proceeds thereof (together with any additional funding provided by the Parent) are sufficient to prepay the Loans in full hereunder (and such proceeds and other funding are applied to such prepayment in full such that the Termination Date occurs concurrently with such Disposition).

7.4 Disposition of Property.

(a) Dispose of any of its property, whether now owned or hereafter acquired, except:

(i) the liquidation, sale or use of cash and Cash Equivalents;

(ii) Dispositions permitted under Section 7.3; and

(iii) Restricted Payments permitted under Section 7.5; and

Harbor Hydro I Credit Agreement

(b) Permit the Project Company to make a Project Company Asset Disposition consisting of all or substantially of the Project Company’s property, unless the proceeds thereof (together with any additional funding provided by the Parent) are sufficient to prepay the Loans in full hereunder (and such proceeds and other funding are applied to such prepayment in full in accordance with Section 2.7(a) such that the Termination Date occurs concurrently with such Disposition).

7.5 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower (collectively, “Restricted Payments”), except that:

(a) the Borrower may make the Closing Date Distribution;

(b) the Borrower may make payments and other distributions to the Pledgor (or its designee) of all Sponsor DSR LOC Fees (as defined in the Collateral Agency Agreement);

(c) so long as the Distribution Conditions are satisfied as of the date of any such payment or distribution, the Borrower may make payments and other distributions to the Unsecured Accounts, Parent, Pledgor or its Affiliates at any time with amounts on deposit in, or credited to, the Distribution Reserve Account;

(d) the Borrower may make payments and other distributions from the Unsecured Accounts at any time whether or not the Distribution Conditions are satisfied;

(e) so long as no Event of Default has occurred and is continuing on the date of any such payment or distribution, the Borrower may make a payment or other distribution to the Unsecured Accounts, Parent, Pledgor or its Affiliates, in an amount not to exceed $5,000,000, on any Business Day falling on or within thirty (30) Business Days following September 30, 2016; and

(f) the Borrower may make payments and other distributions of Excess DSR Amounts from the Debt Service Reserve Account to the extent permitted under Section 3.03(c) of the Collateral Agency Agreement.

7.6 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

Harbor Hydro I Credit Agreement

(c) Indebtedness permitted by Section 7.1;

(d) to the extent constituting Investments, Investments in contracts and other agreements (including Swap Agreements) to the extent otherwise permitted under the Loan Documents;

(e) Investments made by the Borrower solely with the proceeds of capital contributions received directly or indirectly from the Pledgor;

(f) to the extent constituting Investments, obligations under contracts and other agreements otherwise permitted by the Loan Documents; and

(g) purchase of the CoBank Service Share.

To the extent that the making of any Investment could be deemed a use of more than one subsection of this Section 7.6, the Borrower may select the subsection to which such Investment will be deemed a use and in no event shall the same portion of an Investment be deemed a use of more than one subsection.

7.7 Transactions with Affiliates. Enter into any transaction or group of related transactions (including, without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, unless such transaction is on terms no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower may enter into the transactions set forth on Schedule 7.7 and otherwise may make the payments permitted by Section 7.5.

7.8 Speculative Transactions(a) . Engage in any transaction involving commodity options or futures contracts or any similar transactions, other than any such transaction required by Section 6.7.

7.9 Changes in Fiscal Periods; Accounting Policies.

(a) Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters or make or permit any change in accounting policies or reporting practices except (i) as required by GAAP or (ii) as would not materially and adversely affect the Lenders.

(b) Without providing at least 10 days prior notice to the Administrative Agent, change the Borrower’s name, federal employer identification number or principal place of business from those in effect on the Closing Date.

7.10 Permitted Activities. (a) Engage in any business activity or own any material assets except for (i) the ownership of 100% of the Equity Interests in ProjectCo Pledgor and ownership of the CoBank Service Share and (ii) those activities that are reasonably incidental thereto and (b) incur material liabilities under a Contractual Obligation except to the extent expressly contemplated herein (including, without limitation, liabilities under the Loan Documents, a purchase and sale agreement contemplated under Section 7.3, indemnification obligations to its officers, managers and directors, insurance obligations and other liabilities incidental to the foregoing and the activities permitted under Section 7.10(a)).

Harbor Hydro I Credit Agreement

7.11 Partnerships, Formation of Subsidiaries, Etc. Except in respect of the purchase and ownership of the CoBank Service Share, form any new Subsidiaries or purchase or otherwise acquire all or substantially all of the assets or any class of stock or ownership interest of any other Person or become a general or limited partner in any partnership, a joint venturer in any joint venture or a member in any limited liability company.

7.12 Maintenance of Accounts. Establish or maintain any deposit, securities, commodities or similar account other than (a) the accounts established under the Collateral Agency Agreement, (b) the Unsecured Accounts and (c) the cash collateral account for the benefit of any DSRA L/C Issuing Bank.

7.13 Tax Elections. Alter its classification from being a Pass-Through Entity for United States federal income tax purposes.

7.14 Margin Stock. Use the proceeds of any Loans, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock.

7.15 Use of Proceeds. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its respective directors, officers, employees, Affiliates and agents shall not use, directly or indirectly, the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor, lender, investor or otherwise).

7.16 Organizational Documents. Amend, terminate, replace, waive or otherwise modify any certificate of formation or limited liability company operating agreement or other organizational documents of the Borrower, or permit the ProjectCo Pledgor or Project Company to amend, terminate, replace, waive or otherwise modify any certificate of formation or limited liability company operating agreement or other organizational documents of the ProjectCo Pledgor or Project Company, in each case, except to the extent that such amendment, termination, replacement, waiver or modification would not reasonably be expected to result in a Material Adverse Effect, or would otherwise materially adversely affect the direct or indirect rights of the Borrower to receive distributions on account of its Equity Interests in the ProjectCo Pledgor.

7.17 Additional Senior Notes; Refinancing of the Project Company Notes; Amendment, Modification, Consent or Waiver under the ProjectCo Note Purchase Agreement.

Harbor Hydro I Credit Agreement

Permit the Project Company (or, in the case of Section 7.17(c), the Project Company or the ProjectCo Pledgor) to:

(a) incur Additional Senior Notes under and as defined in the ProjectCo Note Purchase Agreement unless (i) any prepayments required under Section 2.7(d) are made and (ii) the average Debt Service Coverage Ratio for the period through the Termination Date, after giving effect to any prepayments required under Section 2.7(d), is at least equal to the average Debt Service Coverage Ratio set forth in an updated version of the HoldCo Financial Model that has been updated solely to reflect the then current outstanding amount of Indebtedness of the Borrower and its Subsidiaries (including the Project Company) after giving effect to such incurrence and the Debt Service applicable to such Indebtedness;

(b) refinance the Project Company Notes, unless (i) the Project Company Notes are refinanced with Permitted Refinancing Indebtedness in accordance with Section 10.5(f) of the ProjectCo Note Purchase Agreement, (ii) the distribution tests and related provisions applicable to the Permitted Refinancing Indebtedness are as favorable to the Lenders as, or are more favorable to the Lenders than, those contained in the ProjectCo Financing Documents, (iii) any financial ratio tests or financial covenants applicable to the Permitted Refinancing Indebtedness are also contained in, or are less restrictive than those contained in, the ProjectCo Financing Documents, and (iv) the applicable Permitted Refinancing Indebtedness is on terms that, taken as a whole, are no less favorable to the Lenders than the terms of the ProjectCo Financing Documents, taken as a whole;

(c) voluntarily prepay all or any portion of the outstanding principal amount of the Project Company Notes unless the funds for such prepayment were provided by, or on behalf of, Parent or an Affiliate of Parent other than the ProjectCo Pledgor, the Project Company or any of the ProjectCo Pledgor’s other direct or indirect Subsidiaries; or

(d) amend, modify or provide consent or waiver in respect of, any provisions under the ProjectCo Note Purchase Agreement if such amendment, modification, consent or waiver would materially and adversely affect the interests of the Lenders; provided that any such amendment, modification, consent or waiver shall be deemed to materially and adversely affect the interests of the Lenders if it has the effect of reducing Revenues by an aggregate amount greater than $10,000,000 during the period from the Closing Date through the Termination Date.

7.18 Indebtedness of the Project Company. Permit the Project Company to create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness except the following:

(a) Indebtedness incurred in respect of the Initial Notes (as defined in the ProjectCo Note Purchase Agreement);

(b) Indebtedness incurred by the Project Company under a credit agreement, revolving loan, note purchase agreement, supplement or similar document with one or more banks or institutional lenders not an Affiliate of the Project Company, which satisfies the following: (i) such Indebtedness at any one time outstanding does not exceed $12,500,000, (ii) no Default or Event of Default under the ProjectCo Note Purchase Agreement then exists or would exist after giving effect to such Indebtedness and (iii) such Indebtedness is secured on a pari passu basis with the ProjectCo Collateral pursuant to the terms of the ProjectCo Collateral Agency Agreement which the lender(s) or an agent on their behalf has acceded to;

Harbor Hydro I Credit Agreement

(c) unsecured Indebtedness of the Project Company (other than ProjectCo Intercompany Indebtedness) in an aggregate principal amount at any one time outstanding not to exceed $6,250,000;

(d) Purchase Money Indebtedness (including Capital Lease Obligations); provided, that the aggregate principal amount and the capitalized portion of such obligations do not at any one time exceed $12,500,000 in the aggregate at any one time outstanding;

(e) unsecured Indebtedness of the Project Company in an aggregate outstanding principal amount not to exceed $18,750,000 owing to any Affiliate; provided that any such Indebtedness (i) is subordinated in right of payment to the Project Company Notes in accordance with the ProjectCo Terms of Subordination, (ii) shall not mature prior to the date that is ninety (90) days after the Scheduled Termination Date, (iii) shall not require any mandatory repayment or prepayment of principal, interest or fees prior to the date that is ninety (90) days after the Scheduled Termination Date other than interest that is payable-in-kind and (iv) must be subordinated to the Obligations pursuant to arrangements that are reasonably satisfactory to the Administrative Agent;

(f) Permitted Refinancing Indebtedness to refinance all or any portion of any Indebtedness permitted under this Section; provided that the outstanding amount of any such Permitted Refinancing Indebtedness shall be deemed the same type of Indebtedness being refinanced for purposes of determining the capacity of such Subsidiary to create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness (to the extent such capacity is limited hereunder);

(g) Additional Senior Notes (as defined in the ProjectCo Note Purchase Agreement) so long as such Additional Senior Notes (i) satisfy the Incurrence Conditions (as defined under the ProjectCo Note Purchase Agreement as in effect as of the date hereof) and (ii) are permitted under the Loan Documents (including under Section 7.17);

(h) Indebtedness listed on Schedule 10.5(h) of the ProjectCo Note Purchase Agreement;

(i) Performance Guarantees supporting the Project; provided, that the terms of any such Performance Guarantee shall be generally consistent with past practice of the Project Company and its Affiliates and in no event shall any such Performance Guarantee be secured by ProjectCo Collateral;

(j) Indebtedness under any Permitted Commodity Hedge and Power Sales Agreement (as defined in the ProjectCo Note Purchase Agreement) or other Swap Agreement entered into in accordance with Section 10.13 of the ProjectCo Note Purchase Agreement;

Harbor Hydro I Credit Agreement

(k) to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business and not in connection with Indebtedness for Borrowed Money;

(l) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business and not in respect of Swap Agreements; and

(m) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts.

To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 7.18, the Project Company may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one subsection. For the avoidance of doubt, any Indebtedness permitted to be incurred by the Project Company under a specific subsection of this Section 7.18 and any guarantee in respect of such Indebtedness which is also permitted to be incurred by the Project Company under the same subsection of this Section 7.18 shall not count as two separate amounts of Indebtedness for purposes of calculating compliance with the limitations set forth in such subsection.

7.19 Indebtedness of the Subsidiaries of the Borrower Other Than the Project Company. Permit any Subsidiary of the Borrower (other than the Project Company) to create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness, except:

(a) Indebtedness under the ProjectCo Financing Documents; and

(b) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts.

7.20 Transactions with Affiliates. Permit any of its Subsidiaries to enter into any transaction or group of related transactions (including, without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except on terms no less favorable to such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate.

7.21 Prohibition on Fundamental Changes; Line of Business. Permit any of its Subsidiaries to:

(a) (i) enter into any transaction of merger or consolidation, change its form or jurisdiction of organization or its business, liquidate or dissolve itself (or suffer any liquidation or dissolution), (ii) dispose of all or substantially all of its assets in a single transaction or series of related transactions, without, in the case of this clause (ii) (x) if such Subsidiary is the Project Company, concurrently prepaying the Project Company Notes pursuant to Section 8.7 of the ProjectCo Note Purchase Agreement and (y) if such Subsidiary is the ProjectCo Pledgor, concurrently prepaying the Loans such that the Termination Date occurs concurrently with such disposition, or (iii) discontinue its business.

Harbor Hydro I Credit Agreement

(b) form any new Subsidiaries or purchase or otherwise acquire all or substantially all of the assets or any class of stock or ownership interest of any other Person or become a general or limited partner in any partnership, a joint venturer in any joint venture or a member in any limited liability company.

(c) (i) in the case of the Project Company, engage in any business other than the ownership, operation, maintenance, use (including the generation, sale and transmission of electric energy), and financing of the Project and activities reasonably related thereto or reasonable extensions thereof, and (ii) in the case of the ProjectCo Pledgor, (A) engage in any business other than the ownership of 100% of the Equity Interests in the Project Company and those activities that are reasonably incidental thereto or (B) incur material liabilities under a Contractual Obligation except to the extent expressly contemplated herein including, without limitation, liabilities under the ProjectCo Financing Documents, a purchase and sale agreement to sell the Equity Interests in the Project Company if the proceeds thereof (together with any additional funding provided by the Parent) are sufficient to prepay the Loans in full hereunder (and such proceeds and other funding are applied to such prepayment in full such that the Termination Date occurs concurrently with such Disposition), indemnification obligations to its officers, managers and directors, insurance obligations and other liabilities incidental to the foregoing and the activities permitted under Section 7.21(ii)(A).

7.22 Tax Elections of the Borrower’s Subsidiaries. Permit any of its Subsidiaries to alter its classification from being a Pass-Through Entity for United States federal income tax purposes.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay (i) any principal of any Loan or DSRA L/C Unreimbursed Drawing when due in accordance with the terms hereof, (ii) any scheduled interest on any Loan or DSRA L/C Unreimbursed Drawing or fees payable pursuant to Section 2.4 within five days after any such interest or fees become due in accordance with the terms hereof or thereof or (iii) any other amount payable hereunder or under any other Loan Document, within 30 days after such amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; provided, however, that if (i) such Loan Party was not aware that such representation or warranty was inaccurate at the time such representation or warranty was made and (ii) the facts giving rise to such false or incorrect representation or warranty are capable of being cured or remedied, such facts are not cured or remedied within thirty (30) days (or if such facts are not susceptible to cure or remedy within thirty (30) days, and such

Harbor Hydro I Credit Agreement

Loan Party is proceeding with diligence and in good faith to cure or remedy such facts, such thirty (30) day period shall be extended by up to an additional sixty (60) days as may be necessary to cure or remedy such facts (provided that the fact underlying such misrepresentation could not reasonably be expected to result in a Material Adverse Effect during such extended cure period)) after the earlier of (x) a Responsible Officer obtaining actual knowledge of such default and (y) such Loan Party receiving written notice of such failure from the Administrative Agent or the Required Lenders; or

(c) the Borrower or the Pledgor shall default in the observance or performance of any agreement contained in Section 6.1, clause (i) of Section 6.3(a), Section 6.6(a), Section 6.7 or Section 7 of this Agreement; provided that any Default or Event of Default that occurs and is continuing solely as a result of a failure of the Borrower to provide a notice, a report, a budget, a certificate, financial statements or a similar written deliverable pursuant to Section 6.1 (collectively a “Reporting Deliverable”) prior to the date set forth herein with respect thereto or the expiration of the time period specified for the delivery of such Reporting Deliverable shall be deemed to be cured upon delivery of such Reporting Deliverable to the Administrative Agent, as applicable, notwithstanding that the time period for delivery of such Reporting Deliverable shall have expired or passed; or

(d) the Pledgor or the Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of 30 days after (i) any Responsible Officer of the Pledgor or the Borrower, as applicable, becomes aware of such default or (ii) notice to the Borrower from the Administrative Agent or the Required Lenders; provided, however, that (A) if such default is not susceptible to cure within 30 days, (B) the Pledgor or the Borrower, as applicable, is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure and (C) the extension of such cure period could not reasonably be expected to have a Material Adverse Effect, such 30-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed an additional 60 days (exclusive of the original 30 day period); or

(e) (A) the Project Company defaults in making any payment of any principal or interest with respect to the Project Company Notes on the due date with respect thereto beyond the period of grace, if any, provided in the ProjectCo Note Purchase Agreement; (B) any “Event of Default” (under, and as defined in, the ProjectCo Note Purchase Agreement) shall occur and be continuing, uncured and/or unwaived under the ProjectCo Note Purchase Agreement 90 days after the occurrence of such “Event of Default” (under, and as defined in, the ProjectCo Note Purchase Agreement); (C) an “Event of Default” (under, and as defined in, the ProjectCo Note Purchase Agreement) shall occur and be continuing, uncured and/or unwaived under the ProjectCo Note Purchase Agreement as a result of a failure to maintain the insurance required to be maintained pursuant to Section 9.2 of the ProjectCo Note Purchase Agreement; or (D) any Indebtedness for Borrowed Money of the Project Company (other than the Project Company Notes), the outstanding principal amount of which exceeds in the aggregate $10,000,000, shall be declared to be due and payable prior to the stated maturity thereof, in each case other than to the extent paid in accordance therewith; or

Harbor Hydro I Credit Agreement

(f) (i) any Loan Party, the ProjectCo Pledgor, the Project Company or any other Subsidiary of the Borrower (A) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (B) files, or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (C) makes an assignment for the benefit of its creditors, (D) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (E) is adjudicated as insolvent or to be liquidated, or (F) takes corporate action for the purpose of any of the foregoing; or (ii) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Loan Party, the ProjectCo Pledgor, the Project Company or any other Subsidiary of the Borrower, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Loan Party, the ProjectCo Pledgor or the Project Company, as the case may be, or any such petition shall be filed against any Loan Party, the ProjectCo Pledgor or the Project Company and such petition shall not be dismissed within sixty (60) days; or

(g) (i) the Borrower shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any failure by any Plan that is subject to Title IV of ERISA to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) on and after the effectiveness of the Pension Act, there is a determination that any Plan that is subject to Title IV of ERISA is, or is reasonably expected to be, in “at risk” status (within the meaning of Title IV of ERISA), (vi) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization or endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA) of, a Multiemployer Plan or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more final judgments or decrees shall be entered against the Borrower (i) involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $2,500,000 or more or (ii) which could reasonably be expected to have a Material Adverse Effect, and, in either case, all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

Harbor Hydro I Credit Agreement

(i) other than as a result of any action taken by a Secured Party, any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents (other than pursuant to the terms thereof) shall cease to be enforceable and of the same priority purported to be created thereby, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(j) a Change of Control shall have occurred; or

(k) the ProjectCo Pledgor shall (i) directly conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations or other activity other than those related to its ownership of the Equity Interests of the Project Company and the performance of its obligations under the ProjectCo Financing Documents, including (A) activities associated with the making of capital contributions to the Project Company and (B) the issuance of Equity Interests in connection with its ownership of the Project Company, for the purposes contemplated by the ProjectCo Financing Documents, or (ii) directly own, lease, manage or otherwise operate any material properties or assets other than the ownership of shares of Equity Interests of the Project Company and cash and Cash Equivalents received in connection therewith pending application thereof as contemplated by this Agreement; or

(l) the Pledgor shall (i) directly conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations or other activity other than those related to its ownership of the Equity Interests of the Borrower and the performance of its obligations under the Loan Documents, including (A) activities associated with the making of capital contributions to the Borrower and (B) the issuance of Equity Interests in connection with its ownership of the Borrower, for the purposes contemplated by the Loan Documents, or (ii) directly own, lease, manage or otherwise operate any material properties or assets other than the ownership of shares of Equity Interests of the Borrower and cash and Cash Equivalents received in connection therewith pending application thereof as contemplated by this Agreement; or

(m) the Loans and DSRA L/C Unreimbursed Drawings hereunder shall cease, for any reason, to constitute senior Indebtedness under the subordination provisions of any document or instrument evidencing any permitted subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms, or any Loan Party, any Affiliate of any Loan Party or the holders of such subordinated Indebtedness shall so assert in writing; or

(n) the Project Company shall have voluntarily abandoned the Project for more than ninety (90) consecutive days (other than as a result of an event of force majeure);

Harbor Hydro I Credit Agreement

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of DSRA L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken, subject in both cases to Section 10.1(e): (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of DSRA L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder, but excluding obligations under Interest Rate Hedging Agreements) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

To the extent not already cash collateralized or Cash Collateralized, upon any acceleration of DSRA L/C Obligations pursuant to this Section 8, with respect to all applicable Letters of Credit with respect to which presentment for honor shall not have occurred at the time of such acceleration, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 102.5% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all DSRA L/C Unreimbursed Drawings shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Upon the occurrence and during the continuance of any Event of Default, any proceeds received as a result of the exercise of any remedies by the Lenders shall be applied in accordance with the terms of the Collateral Agency Agreement and the Security Agreement.

SECTION 9. THE AGENTS

9.1 Appointment of the Administrative Agent. Each DSRA L/C Issuing Bank and each Lender hereby irrevocably designates and appoints the Administrative Agent as administrative agent of such DSRA L/C Issuing Bank and such Lender under this Agreement and the other Loan Documents, and each such DSRA L/C Issuing Bank and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of

Harbor Hydro I Credit Agreement

this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any DSRA L/C Issuing Bank or any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the DSRA L/C Issuing Banks or the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any DSRA L/C Issuing Bank or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes, provided such payee’s rights are recorded in the Register, unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders, in both cases, subject to Section 10.1(e)) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders, in both cases, subject to Section 10.1(e)), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the DSRA L/C Issuing Banks, all the Lenders and all future holders of the Loans.

Harbor Hydro I Credit Agreement

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a DSRA L/C Issuing Bank, a Lender or the Borrower, referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the DSRA L/C Issuing Banks and the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the DSRA L/C Issuing Banks and the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each DSRA L/C Issuing Bank and each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any DSRA L/C Issuing Bank or any Lender. Each DSRA L/C Issuing Bank and each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any other DSRA L/C Issuing Bank or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder or issue Letters of Credit, as applicable, and enter into this Agreement. Each DSRA L/C Issuing Bank and each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other DSRA L/C Issuing Bank or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the DSRA L/C Issuing Banks or the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any DSRA L/C Issuing Bank or any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Harbor Hydro I Credit Agreement

9.7 Indemnification.

(a) The Lenders (other than any Lender solely in its capacity as a DSRA L/C Issuing Bank) agree to indemnify the Administrative Agent and its officers, directors, employees, affiliates, agents and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to such Lender’s respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

(b) Each of the DSRA L/C Lenders agree to indemnify each DSRA L/C Issuing Bank in its capacity solely as a DSRA L/C Issuing Bank and its officers, directors, employees, affiliates, agents and controlling persons (each, an “L/C Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to such DSRA L/C Lender’s respective DSRA L/C Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the DSRA L/C Commitments shall have terminated and the DSRA L/C Loans shall have been paid in full, ratably in accordance with such DSRA L/C Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the DSRA L/C Loans) be imposed on, incurred by or asserted against such L/C Indemnitee in any way relating to or arising out of, the issuances of any Letters of Credit or any obligations of the DSRA L/C Issuing Bank under this Agreement or any action taken or omitted by such L/C Indemnitee under or in connection with any of the foregoing; provided, that no DSRA L/C Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such L/C Indemnitee’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the DSRA L/C Loans and all other amounts payable hereunder.

9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not such hereunder. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any DSRA L/C Issuing Bank or any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “DSRA L/C Issuing Bank”, “DSRA L/C Issuing Banks”, “Lender” and “Lenders” (in each case to the extent applicable) shall include the Administrative Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the DSRA L/C Issuing Banks, the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then, subject to Section 10.1(e), the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Sections 8(a) or 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

Harbor Hydro I Credit Agreement

9.10 Removal of Administrative Agent. Anything herein to the contrary notwithstanding and, subject to Section 10.1(e), if at any time the Required Lenders determine that the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may by notice to the Borrower and such Person, and subject to the reasonable approval of the Borrower, remove such Person as Administrative Agent and, with the reasonable approval of the Borrower, appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 5 Business Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed; provided, that if no replacement Administrative Agent has been appointed, the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent pursuant to this Section 9.10). For the avoidance of doubt, to the extent that any Affiliated Lender or Affiliated Debt Fund holds Loans or Commitments, no such Affiliated Lender or Affiliated Debt Fund, in its capacity as Lender may act to remove any such Person as Administrative Agent.

9.11 Lead Arranger and Bookrunner. The Lead Arranger and Bookrunner shall not have any duties or responsibilities hereunder in its capacity as such.

Harbor Hydro I Credit Agreement

9.12 Appointment of Collateral Agent. Each DSRA L/C Issuing Bank and each Lender hereby consents and agrees to the appointment by the Administrative Agent on its behalf of the Collateral Agent as the agent of the Secured Parties under the Security Documents and the Collateral Agency Agreement, to take such action on its behalf under the provisions of the Security Documents and the Collateral Agency Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Security Documents and the Collateral Agency Agreement, together with such other powers as are reasonably incidental thereto. The Collateral Agent shall be an express third party beneficiary of Section 10.1(a)(ix) and Section 10.5.

9.13 Reliance Letters. Each of the Lenders and DSRA L/C Issuing Banks hereby consents and agrees to the Administrative Agent’s execution of reliance letters referred to in Section 5.1(d) on its behalf, including, without limitation, that certain “Agreement with Leidos Engineering, LLC for Use of Work Products” to be executed in connection therewith and agrees that to the extent applicable the terms and conditions set forth in each such reliance letter shall bind each Lender and DSRA L/C Issuing Bank as though it were directly a party thereto.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers.

(a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (x) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive, reduce or waive the principal amount or extend the final scheduled date of maturity of any Loan or DSRA L/C Unreimbursed Drawing, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the amount or stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s DSRA L/C Commitment or any other Commitment or reduce the amount of any mandatory prepayment payable hereunder in respect of any Loan, in each case without the written consent of each DSRA L/C Issuing Bank and each Lender adversely affected thereby; (ii) change the voting rights of any DSRA L/C Issuing Bank or any Lender under this Section 10.1 or any other applicable provision hereof without the written consent of such DSRA L/C Issuing Bank or such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release the Pledgor from its obligations under the Security Agreement (except as expressly permitted by the Loan Documents, including in connection with a Disposition of the Equity Interests in the ProjectCo Pledgor that is permitted

Harbor Hydro I Credit Agreement

under Section 7.3 or a Disposition of the Equity Interests in the Project Company that is permitted under Section 7.21), in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Sections 2.13(a), (b) or (c) or Section 10.7 without the written consent of each DSRA L/C Issuing Bank and each Lender adversely affected thereby or any other provision of Section 2.13 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the amount of Net Cash Proceeds or Excess Cash Flow (provided, that any amendment of the definitions of Net Cash Proceeds and Excess Cash Flow, or the definitions contained therein, shall not be considered such a reduction) required to be applied to prepay Loans under this Agreement or the order of application thereof without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 3 (or any other provision of this Agreement or any other Loan Document that specifically provides for rights and obligations of any DSRA L/C Issuing Bank) without the written consent of each affected DSRA L/C Issuing Bank; (ix) amend, modify or waive any provision of Section 9.12, this Section 10.1(a)(x) or Section 10.5 that affects the Collateral Agent without the written consent of the Collateral Agent; (ix) change the order of priority of payments set forth in Section 3.05 of the Collateral Agency Agreement without the written consent of each DSRA L/C Issuing Bank and each Lender directly affected thereby; (xi) amend, modify or waive any provision of this Agreement in a manner that would adversely affect the Term Lenders or the DSRA L/C Lenders disproportionately to any other class of Lenders without the consent of the Majority Facility Lenders of the adversely affected Facility or (xii) alter the ratable treatment of the obligations arising under Secured Interest Rate Hedging Agreements resulting in such obligations being junior in right of payment to principal on the Loans or resulting in obligations owing to any Secured Interest Rate Hedge Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms thereof), in each case in a manner adverse to any Secured Interest Rate Hedge Provider, without the written consent of such Secured Interest Rate Hedge Provider, or, in the case of a Secured Interest Rate Hedging Agreement provided or arranged by a Lender or an Affiliate of a Lender (or provided or arranged by any Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of an Interest Rate Hedging Agreement), the written consent of such Lender or Affiliate of a Lender (or such Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of an Interest Rate Hedging Agreement). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the DSRA L/C Issuing Banks and Lenders and shall be binding upon the Loan Parties, the DSRA L/C Issuing Banks, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the DSRA L/C Issuing Banks, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(b) Notwithstanding the foregoing provisions of Section 10.1(a), this Agreement may be amended with the written consent of the Administrative Agent and the Borrower (i) to correct any typographical errors, drafting mistakes or other similar mistakes that do not modify the intended rights and obligations of the parties hereto or (ii) to provide for, evidence or effectuate actions that are not otherwise prohibited by this Agreement and the other Loan Documents.

Harbor Hydro I Credit Agreement

(c) Notwithstanding anything to the contrary contained herein, if at any time any change in GAAP would affect any computation, basket or defined term set forth in any Loan Document, and the Borrower shall at such time or thereafter so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend the relevant provisions of the Loan Documents to preserve the original intent thereof in light of such change in GAAP; provided, that, until so amended, such computation, basket or defined term shall continue to be computed in conformity with GAAP but without giving effect to such identified changes to GAAP. Any amendment pursuant to this paragraph shall not require the consent of any Secured Party other than the Administrative Agent.

(d) [Reserved].

(e) To the extent that any Affiliated Lender or Affiliated Debt Fund holds Loans or Commitments, no such Affiliated Lender or Affiliated Debt Fund, in its capacity as Lender, shall (i) have any voting or approval rights whatsoever under the Loan Documents (including for purposes of any action requiring the approval of “Required Lenders”, “Majority Facility Lenders” or pursuant to Section 10.1) other than with respect to those matters (x) set forth in Sections 10.1(a)(i), (ii) or (iv), to the extent such Affiliated Lender or Affiliated Debt Fund is a Lender affected thereby, (y) that disproportionately affect such Affiliated Lender or Affiliated Debt Fund in its capacity as a Lender as compared to the effect of such matters on the other Lenders, or be permitted to require the Administrative Agent, the Collateral Agent or any other Lender to undertake any action (or refrain from taking any action) pursuant to or with respect to the Loan Documents or (z) that specifically require the consent of each Lender, (ii) be permitted to, in its capacity as a Lender, attend any meeting or conference call with the Administrative Agent, the Collateral Agent, any other Lenders or the Borrower, receive any information from the Administrative Agent, the Collateral Agent, any Lender (other than the right to receive notices of borrowings, notices of prepayments, and other administrative notices in respect of its Loans or Commitments required to be delivered pursuant to Section 2 or 3) or the Borrower or have any rights of inspection or access relating to the Borrower or (iii) be permitted to make or bring any claim, in its capacity as Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to the duties and obligations of such Person under the Loan Documents other than in the case of a material breach by the Administrative Agent, the Collateral Agent or any other Lender to such Affiliated Lender or Affiliated Debt Fund (except with respect to any such breaches applicable to the Lenders generally unless the other Lenders have made or brought such claims). Notwithstanding anything to the contrary set forth herein (including Section 10.7(a)), so long as no Event of Default shall have occurred and be continuing, each applicable Affiliated Lender or Affiliated Debt Fund shall be entitled, in their respective sole discretion, to cancel or retire any Term Loans held by any Affiliated Lender or Affiliated Debt Fund.

(f) Each Affiliated Lender, solely in its capacity as a Lender, hereby agrees, that, if any Loan Party or any of their assets shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law (“Bankruptcy Proceedings”), (i) such Affiliated Lender, solely in its capacity as a Lender, shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any

Harbor Hydro I Credit Agreement

action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Loans (an “Affiliated Lender Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Affiliated Lender Claim with respect thereto) shall be deemed to be voted in such Bankruptcy Proceeding in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, so long as such Affiliated Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender, solely in its capacity as a Lender, agrees and acknowledge that the provisions set forth in this Section 10.1(f), constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under the Bankruptcy Code.

(g) Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders of a Term Facility or a DSRA L/C Facility, as applicable, that would, if and to the extent accepted by any such Lender, (x) extend the Scheduled Termination Date and any amortization of the Term Loans and Term Commitments under such Term Facility and/or change the Applicable Margin and/or fees payable (provided that any changes consisting of increases to the Applicable Margin or fees shall not take effect prior to the Scheduled Termination Date) with respect to the Term Loans and Term Commitments under such Term Facility or DSRA L/C Loans and DSRA L/C Commitments under such DSRA L/C Facilty (in each case solely with respect to the Term Loans and Term Commitments or DSRA L/C Loans and DSRA L/C Commitments of accepting Lenders in respect of which an acceptance is delivered) and (y) treat the Term Loans and Term Commitments, or the DSRA L/C Loans and DSRA L/C Commitments, so modified as a new “Term Facility” or “DSRA L/C Facility”, as applicable, for all purposes under this Agreement; provided, that (i) such loan modification offer is made to each Lender under the Term Facility or the DSRA L/C Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under the Term Facility or the DSRA L/C Facility, as applicable (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or any DSRA L/C Issuing Bank, without its prior written consent.

In connection with any such loan modification, the Borrower and each accepting Lender (and, to the extent applicable, each DSRA L/C Issuing Bank) shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Term Loans

Harbor Hydro I Credit Agreement

and Term Commitments or DSRA L/C Loans and DSRA L/C Commitments of the Lenders or the DSRA L/C Issuing Banks, as applicable, that shall have accepted the relevant loan modification offer (and only with respect to the Term Loans and Term Commitments or the DSRA L/C Loans and DSRA L/C Commitments, as applicable, as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Term Loans and/or Term Commitments as a “Term Facility” hereunder and the addition of such modified DSRA L/C Loans and DSRA L/C Commitments as a “DSRA L/C Facility” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 5.1 with respect to the Loan Parties.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the DSRA L/C Issuing Banks and the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Harbor Hydro I, LLC
c/o LS Power Equity Advisors LLC
1700 Broadway 35th Floor
New York NY 10019
Attention: General Counsel

Administrative Agent:	ING Capital LLC
1325 Avenue of the Americas
New York, NY 10019
Attention: Patrick Kennedy

provided, that any notice, request or demand to or upon the Administrative Agent, the DSRA L/C Issuing Banks or the Lenders shall not be effective until received.

Notices and other communications to the DSRA L/C Issuing Banks or Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable DSRA L/C Issuing Bank or Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

Harbor Hydro I Credit Agreement

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any DSRA L/C Issuing Bank or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder; provided, that, such representations and warranties shall not be repeated or deemed to be repeated on any date after the Closing Date except as otherwise provided under Section 5.2(a) hereof.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each of the Administrative Agent, the Collateral Agent and the Lead Arranger and Bookrunner for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, execution, delivery and administration of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the syndication, consummation and administration of the transactions contemplated hereby and thereby, including (i) the reasonable fees and disbursements of counsel to the Administrative Agent and the Collateral Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent or the Collateral Agent, as applicable, shall deem appropriate, in each case where applicable, pursuant to and subject to the terms of the Fee Letters and (ii) the reasonable and documented fees and out of pocket costs and expenses of the Engineering Consultant in connection with services rendered to the Administrative Agent with respect to the administration of this Agreement and the other Loan Document and any other documents prepared in connection herewith or therewith, (b) to pay or reimburse each Lender, the Administrative Agent and the Collateral Agent for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel to each DSRA L/C Issuing Bank and each Lender, of counsel to the Administrative Agent and of counsel to the Collateral Agent, (c) to pay, indemnify, and hold each DSRA L/C Issuing Bank, each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify and hold each DSRA L/C Issuing Bank, each Lender, the Administrative Agent and the Collateral Agent and their respective

Harbor Hydro I Credit Agreement

officers, directors, employees, affiliates, advisors, trustees, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs or expenses of any kind or nature whatsoever (other than any taxes except for Non-Excluded Taxes and Other Taxes and any penalties, interest and expenses arising therefrom or with respect thereto required to be paid by the Borrower under Section 2.15) with respect to the execution, delivery, enforcement and performance of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to General Counsel, at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent and the Collateral Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any DSRA L/C Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each DSRA L/C Issuing Bank and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Eligible Assignee;

Harbor Hydro I Credit Agreement

(B) the Administrative Agent (such consent not be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan or a DSRA L/C Commitment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, or an Approved Fund; and

(C) the DSRA L/C Issuing Bank, unless a Term Loan is being assigned; and provided, that no consent of the DSRA L/C Issuing Bank shall be required for an assignment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender (other than a person that is deemed to be an Affiliate of a Lender solely as a result of the proviso in the definition of “Affiliate” herein), a central bank or Federal Reserve Bank, or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates, a central bank or Federal Reserve Bank or Approved Funds, if any;

(B) (1) the assigning Lender and the Assignee party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that only one such fee shall be payable to the Administrative Agent in connection with simultaneous assignments by a Lender to two or more Approved Funds, and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

Harbor Hydro I Credit Agreement

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and DSRA L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the DSRA L/C Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, absent manifest error. Any assignment or transfer of a Loan shall be effective only upon appropriate entries with respect thereto being made in the Register. Ownership of an interest is required to be reflected in a book entry, whether or not physical securities are issued.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

Harbor Hydro I Credit Agreement

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each DSRA L/C Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant shall not be entitled to the benefits of Section 2.15 unless such Participant complies with Sections 2.15(d) and (e).

(iii) Each Lender that sells a participation shall maintain a register on which it records the name and address of each Participant and the principal amounts of each Participant’s interest in the Commitments, Loans and DSRA L/C Obligations (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such Commitments, Loans and DSRA L/C Obligations as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by Borrower and any Agent at any reasonable time and from time to time upon reasonable prior notice.

(iv) Notwithstanding anything to the contrary in this Section 10.6, any Participant that is a Farm Credit Lender that (A) has purchased a participation in a minimum amount of $5,000,000, (B) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the selling Lender (including any existing Voting Participant that sells its participation) to the Administrative Agent and the Borrower and (C) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent and the Borrower (such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 10.6(b) and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (including any existing Voting

Harbor Hydro I Credit Agreement

Participant that sells its participation) shall be correspondingly reduced, on a dollar-for-dollar basis. Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 10.6 shall be a Voting Participant without delivery of a Voting Participant Notice and without the prior written consent of the Administrative Agent or the Borrower. The selling Lender (including any existing Voting Participant that sells its participation) and the purchasing Voting Participant shall notify the Administrative Agent within three (3) Business Days of any termination, reduction or increase of the amount of, such participation. The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

(d) Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of the Pledgor, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans hereunder to any Affiliated Lender or any Affiliated Debt Fund, but only if after giving effect to such assignment, Affiliated Lenders shall not, in the aggregate, own or hold Term Loans with an aggregate principal amount in excess of 25% of the principal amount of all Term Loans then outstanding (calculated as of the date of such purchase).

Harbor Hydro I Credit Agreement

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular DSRA L/C Issuing Bank or Lender or to the DSRA L/C Issuing Banks or Lenders under a particular Facility, if any DSRA L/C Issuing Bank or any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other DSRA L/C Issuing Bank or Lender, if any, in respect of the Obligations owing to such other DSRA L/C Issuing Bank or Lender, such Benefited Lender shall purchase for cash from the other DSRA L/C Issuing Banks and Lenders a participating interest in such portion of the Obligations owing to each such other DSRA L/C Issuing Bank or Lender, or shall provide such other DSRA L/C Issuing Banks or Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the DSRA L/C Issuing Banks and Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the DSRA L/C Issuing Banks and Lenders provided by law, each DSRA L/C Issuing Bank and each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable and not paid by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such DSRA L/C Issuing Bank or such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each DSRA L/C Issuing Bank and each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such DSRA L/C Issuing Bank or such Lender; provided, that the failure to give such notice shall not affect the validity of such application.

(c) Notwithstanding the foregoing provisions of this Section 10.7, in the event that any Defaulting Lender shall exercise any such right of set-off, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the DSRA L/C Issuing Banks, and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender and DSRA L/C Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or DSRA L/C Issuing Bank or their respective Affiliates may have.

Harbor Hydro I Credit Agreement

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any DSRA L/C Issuing Bank or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY DISPUTE OF CLAIMS ARISING IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Pledgor or the Borrower, as the case may be, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

Harbor Hydro I Credit Agreement

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13 Acknowledgement. Each of the Persons party hereto hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Pledgor or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Pledgor and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Pledgor, the Borrower and the Lenders.

10.14 Releases of Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each DSRA L/C Issuing Bank and each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) in accordance with the Security Agreement.

10.15 Confidentiality. Each of the Administrative Agent, each DSRA L/C Issuing Bank and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent, any DSRA L/C Issuing Bank or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided, that nothing herein shall prevent the Administrative Agent, any DSRA L/C Issuing Bank or any Lender from disclosing any such information (a) to the Administrative Agent, any other DSRA L/C Issuing Bank, any other Lender, any affiliate thereof, any central bank or Federal Reserve Bank or any Approved Fund or any assignee pursuant to Section 10.6(d), (b) subject to an agreement to comply with the provisions of this Section 10.15, to any actual or prospective Transferee or any direct or indirect counterparty (or its Related Parties) to any Swap Agreement (or any professional advisor to such counterparty), including any credit insurance provider relating to the Borrower and its obligations, (c) to its employees, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f)

Harbor Hydro I Credit Agreement

if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a DSRA L/C Issuing Bank’s or a Lender’s investment portfolio in connection with ratings issued with respect to such DSRA L/C Issuing Bank or such Lender, (i) to any credit insurance provider relating to any Loan Party or the Secured Obligations (as defined in the Collateral Agency Agreement) or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Each DSRA L/C Issuing Bank and each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities. Accordingly, each DSRA L/C Issuing Bank and each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.

10.16 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. The Administrative Agent, the DSRA L/C Issuing Banks and the Lenders hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes names and addresses and other information that will allow such DSRA L/C Issuing Bank, Lender or Administrative Agent to identify the Borrower and each other Loan Party in accordance with the Patriot Act.

10.18 Scope of Liability.

(a) Except as set forth in this Section 10.18, notwithstanding anything to the contrary in this Agreement, any other Loan Document or any other document, certificate or instrument executed by any Loan Party pursuant hereto or thereto, none of the Secured Parties shall have any claims with respect to the transactions contemplated hereunder or thereunder against the Parent or any of its Affiliates (other than the Pledgor or the Borrower), any present or future holder (whether direct or indirect) of any Equity Interests in any Loan Party (other than any such

Harbor Hydro I Credit Agreement

Equity Interests owned by another Loan Party), or, in the case of any of their respective Affiliates (other than the Loan Parties), shareholders, officers, directors, employees representatives, controlling persons, executives or agents (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of law) being expressly waived hereby; provided, that the foregoing provision of this Section 10.18 shall not as to any Loan Party (i) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Obligations, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Loan Document and the same shall continue (subject to clause (iv) below, but without personal liability of the Non-Recourse Persons) until fully paid, discharged, observed, or performed; (ii) constitute a waiver, release or discharge of any lien or security interest purported to be created pursuant to the Security Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral); (iii) limit or restrict the right of the Administrative Agent, the Collateral Agent or any other Secured Party (or any assignee, beneficiary or successor to any of them) to name any Loan Party or any other person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement or any other Loan Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, except as set forth in other provisions of this Section 10.18; (iv) in any way limit or restrict any right or remedy of the Administrative Agent, the Collateral Agent or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud (which shall not include innocent or negligent misrepresentation), willful misrepresentation, fraudulent conveyance or misappropriation of revenues, profits or proceeds from or of the Project or any Collateral, that should or would have been paid as provided herein or paid or delivered to the Administrative Agent, the Collateral Agent or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other Loan Document; or (v) affect or diminish in any way or constitute a waiver, release or discharge of any obligation, covenant, or agreement made by any of the Non-Recourse Persons (or any security granted by the Non-Recourse Persons in support of the obligations of any person) under or in connection with any Loan Document (or as security for the Obligations of the Borrower).

(b) The limitations on recourse set forth in this Section 10.18 shall survive the termination of this Agreement, the termination of all Commitments and the full payment and performance of the Obligations hereunder and under the other Loan Documents.

10.19 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

Harbor Hydro I Credit Agreement

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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Harbor Hydro I Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HARBOR HYDRO I, LLC,
as Borrower

By:	/s/ John P. Burke
Name: John P. Burke
Title: Senior Vice President

Signature Page to Harbor Hydro I Credit Agreement

ING CAPITAL LLC,
as Administrative Agent, as a DSRA L/C Issuing Bank, and as a Lender

By:	/s/ Erwin Thomet
Name: Erwin Thomet
Title: Managing Director

By:	/s/ Mark Parrish
Name: Mark Parrish
Title: Vice President

Signature Page to Harbor Hydro I Credit Agreement

COBANK, ACB,
as a Lender

By:	/s/ Michael Gee
Name: Michael Gee
Title: Vice President

Signature Page to Harbor Hydro I Credit Agreement

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,
as a Lender

By:	/s/ Mandeep Mundae
Name: Mandeep Mundae
Title: Attorney

By:	/s/ Robert A. Montgomery
Name: Robert A. Montgomery
Title: Attorney

Signature Page to Harbor Hydro I Credit Agreement

CM LIFE INSURANCE COMPANY,
as a Lender

By:	/s/ Mandeep Mundae
Name: Mandeep Mundae
Title: Attorney

By:	/s/ Robert A. Montgomery
Name: Robert A. Montgomery
Title: Attorney

Signature Page to Harbor Hydro I Credit Agreement